Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2006 (this “Agreement”), is entered into by and between C&T Enterprises, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“C&T”), C&T Acquisition, Inc., a newly-formed New York corporation and wholly owned subsidiary of C&T (“Merger Sub”), and Corning Natural Gas Corporation, a corporation organized and existing under the laws of the State of New York (the “Company”). Capitalized terms used herein have the meanings ascribed to them in the sections cross-referenced in Article XI below.

W I T N E S S E T H

WHEREAS, C&T, Merger Sub and the Company have deemed it advisable and fair to and in their respective best interests and the best interests of their respective shareholder groups for C&T to acquire all of the shares of capital stock of the Company issued and outstanding as of the Effective Time (all of the shares of capital stock of the Company issued and outstanding as of Effective Time being hereinafter referred to as the “Outstanding Shares”) by the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of the foregoing, each of C&T, Merger Sub and the Company intend to seek resolutions from their respective boards of directors approving this Agreement, declaring its advisability and approving the Merger in accordance with, in the case of C&T, the Pennsylvania Business Corporation Law (the “PBCL”) and, in the case of Merger Sub and the Company, the New York Business Corporation Law (the “NYBCL”), each upon the terms and subject to the conditions set forth herein;

WHEREAS, this Agreement is intended to constitute the plan of merger required by Section 902 of the NYBCL; and

WHEREAS, C&T, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, C&T, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
THE MERGER

1.01.        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL and PBCL, at the Effective Time, the Company shall be merged with Merger Sub, and as a result of the Merger, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.02.        Closing; Effective Time.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McNees Wallace & Nurick,  LLC, 100 Pine Street, Harrisburg, Pennsylvania or at such other place as is mutually agreeable to the parties, at 10:00 a.m. local time no later than the third business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article VIII, other than the requirement that certain documents be delivered at or prior to the Closing (“Closing Date”).

(b)           On the Closing Date, the parties hereto shall cause the Merger to be consummated by executing and filing a Certificate of Merger with the Secretary of State of the State of New York in accordance with the terms of the NYBCL and making all other filings or recordings required by applicable Laws in connection with the Merger (such filing documents being hereinafter collectively referred to as the “Merger Documents”). The Merger shall become effective at such time as the appropriate Merger Documents are duly filed with the Secretary of State of the State New York or at such later time as is specified in the Merger Documents in accordance with the NYBCL (the “Effective Time”).

1.03.        Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at and as of the Effective Time, by virtue of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04.        Certificate of Incorporation; Bylaws. At and as of the Effective Time and until thereafter amended as provided by Law, by virtue of the Merger: (a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I may be amended, in the sole discretion of C&T and Surviving Corporation, to change the name of Surviving Corporation, and (b) the Bylaws of the Company shall be the Bylaws of the Surviving Corporation, except that the Bylaws of the Company shall be amended to reflect any change of name of Surviving Corporation.

1.05.        Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.06.        Taking of Necessary Action; Further Action. Each of C&T, Merger Sub and the Company shall use commercially reasonable efforts to effectuate the Merger under the NYBCL at the time specified in Section 1.02(a) hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers of the Surviving Corporation are fully authorized in the name of each of Merger Sub and the Company or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE II.
CONVERSION OF SECURITIES; MERGER CONSIDERATION; OTHER PAYMENTS

2.01.        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of C&T, Merger Sub or the Company, pursuant to this Agreement, the Merger Documents and the NYBCL:

(a)           Subject to the terms and conditions of this Article II, each of the Outstanding Shares shall be converted into the right to receive the applicable per-share portion of the Merger Consideration upon the surrender of same pursuant to Section 2.03; provided, however, that (i) any Outstanding Shares that are owned by the Company as treasury stock or by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof into the right to receive the Merger Consideration and (ii) any Dissenting Shares shall be canceled and extinguished and converted into the right to receive from C&T an amount per Dissenting Share determined pursuant to Section 2.04. The Outstanding Shares so converted are hereinafter collectively referred to as the “Transferred Shares.”

(b)           Except as provided in Section 2.01(a) above, all Outstanding Shares of the Company shall be cancelled at the Effective Time and shall have no further force and effect, and each Shareholder shall thereafter cease to have any rights with respect to such Outstanding Shares, except for the right to receive, without interest thereon, the Merger Consideration upon the surrender of same pursuant to Section 2.03.

(c)           Each share of common stock, $5.00 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $5.00 par value, of the Surviving Corporation (the “Surviving Corporation Common Stock”). C&T shall cause the number of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time to equal the number of Transferred Shares. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall evidence ownership of an equal number of shares of Surviving Corporation Common Stock immediately following the Effective Time.

2.02.        Merger Consideration.

(a)           Subject to the terms and conditions of this Agreement, the per-share consideration for each Transferred Share shall be $13.71, in cash, as adjusted pursuant to Section 2.02(f). The aggregate merger consideration for all Transferred Shares shall be $6,949,846, as adjusted pursuant to Section 2.02(e) (the “Merger Consideration”).

(b)           The Merger Consideration shall be deposited with the Paying Agent (as defined in Section 2.03(a) below) in such increments and at such times as specified pursuant to Section 2.03(a), which deposit(s) shall be in full satisfaction of C&T’s consideration payment obligation under this Agreement.

(c)           From and after the Effective Time, the share transfer books of the Company shall be closed and no registration of any transfers of any shares of the Company thereafter be made in the records of the Company. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration.

(d)           After the Effective Time, no dividends, interest or other distributions shall be paid with respect to the Transferred Shares. At all times after the Effective Time and until surrendered as contemplated by Section 2.03, each Transferred Share shall be deemed to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration, and the Shareholders shall have no other rights as shareholders of the Company or the Surviving Corporation with respect to the Transferred Shares.

(e)           The $6,949,846 aggregate figure specified in Section 2.02(a) shall be (i) INCREASED dollar for dollar, for each dollar of cash reflected on the financial statements of  Corning Natural Gas Appliance Corporation as of the Effective Time subject to reduction pursuant to this Section; and (ii) INCREASED by the total amount, if any, of excise tax payments under Internal Revenue Code Section 280G that the Surviving Corporation would be able to avoid by reason of amendment to existing compensation (including severance) arrangements with any Company officers as set forth in Section 3.16(d) of the Company Disclosure Schedule (as hereinafter defined) and the total amount, if any, of savings in payments under compensation arrangements with any company officers that the Surviving Corporation realizes by virtue of such amendment to the compensation arrangements referenced in the immediately preceding clause; and (iii) DECREASED by the sum of (A) one-half (1/2) of the aggregate fees and expenses of, or payable by, the Company and incurred and/or accrued after February 13, 2006 and before the Closing in connection with the Merger (including, without limitation, the costs of obtaining Shareholder approval for the Merger, fees and expenses of Company legal counsel, fees and expenses of financial advisors including brokerage fees and commissions, any accountants’ and auditors’ fees and expenses and fees and expenses of any other advisors engaged by the Company in connection with the Merger, including without limitation costs of producing the compliance statement referenced in Section 8.01(s)) (the “Company Transaction Costs”) up to the aggregate of $800,000 of Company Transaction Costs, and (B) an amount equal to the excess of such Company Transaction Costs over $800,000. The Company shall provide at Closing C&T a full, complete and  correct itemized list of Company Transaction Costs, which list shall be attached hereto as Exhibit 2.02(e).

(f)            The $13.71 per-share figure specified in Section 2.02(a) shall be adjusted by taking net the amount by which the $6,949,846 figure is adjusted pursuant to the adjusting calculation specified in Section 2.02(e), above, and dividing same by 506,918.

2.03.        Surrender and Exchange of Transferred Shares.

(a)           C&T shall deposit or cause to be deposited with a bank or trust company mutually agreeable to C&T and the Company and pursuant to an agreement in form and substance reasonably acceptable to C&T and the Company (the “Paying Agent”), on the Effective Time, or thereafter, as and when needed, for exchange in accordance with this Article II, an amount in cash sufficient to make the payments of  the Merger Consideration (less (i) any amounts withheld pursuant to Section 2.04 in the event there are any Dissenting Shares and (ii) any amounts withheld pursuant to Section 2.05 in the event there is required withholding under applicable tax Laws) in exchange for certificates representing Transferred Shares (the fund created by such deposits from time to time being hereinafter referred to as the “Exchange Fund”) and uncertificated Transferred Shares held in book-entry form (the “Uncertificated Shares”), as evidenced on the Company’s stock ledger as of the Effective Time. The Paying Agent shall invest the Exchange Fund as C&T directs. Any net profit resulting from, or interest or income produced by, such investments shall be payable to C&T. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(b)           The Company shall furnish promptly to C&T mailing labels or electronic files containing the names and addresses of Persons indicated as record holders of Outstanding Shares (the “Shareholders”) as of a recent date (same to be attached hereto as Exhibit  2.03(c)) and of those persons becoming record holders of Outstanding Shares subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Outstanding Shares (collectively, “Shareholder List”), and shall furnish to both the Paying Agent and C&T such information and assistance (including updated lists of Shareholders, security position listings and computer files) as either may reasonably request for use in communicating to the Shareholders, including without limitation, updates of the Shareholder List (pursuant to the Company’s general obligation under Section 5.07) immediately prior to the Company’s dissemination of the Company Proxy Statement and immediately prior to the Closing Date. The Company acknowledges and agrees that the Paying Agent, C&T, Merger Sub, and the Surviving Corporation shall be entitled to rely solely on Shareholder List prepared from the stock ledger of the Company as of the Effective Time for purposes of determining the record holders of Outstanding Shares. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger, C&T shall treat any information contained in any such labels, listings and files as Confidential Information pursuant to Section 12.01(b).

(c)           Promptly after the Effective Time, C&T shall cause the Paying Agent to mail to each holder of Transferred Shares appearing on the updated Shareholder List: (i) a notice of effectiveness of the Merger, (ii) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such Transferred Shares shall pass, only upon proper delivery of the transferor’s stock certificate to the Paying Agent and shall be in such form and shall have such other provisions as the Paying Agent may reasonably specify including, without limitation, a warranty of the holder’s title to the

Transferred Shares (the “Letter of Transmittal”), and (iii) such other materials and instructions as C&T deems appropriate for use in effecting the surrender of the certificates and the exchange of Transferred Shares for payment of the Merger Consideration. pursuant to Section 2.02 hereof. Upon the receipt by the Paying Agent of the certificate(s) representing Transferred Shares, free and clear of all Liens, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and other appropriate materials and instructions for use in effecting the exchange of Transferred Shares for payment of the Merger Consideration, the Paying Agent shall cause to be delivered to the Person(s) in whose name such certificate(s) shall have been issued, or to such Person(s) as such Person(s) shall direct in writing in the Letter of Transmittal, a check representing the amount of cash which such holder has the right to receive in respect of the Transferred Shares surrendered pursuant to the provisions of this Section 2.03, after giving effect to any required withholding Taxes pursuant to Section 2.05, and the Transferred Shares represented by the certificate(s) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Transferred Shares which are not registered in the transfer records of the Company, the consideration to be paid to such holder of Transferred Shares pursuant to Section 2.02 hereof may be issued to such a transferee if the certificate(s) representing such Transferred Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or, alternatively, payments of such transfer Tax to the Payment Agent.

(d)           If any certificate representing Transferred Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance acceptable to C&T, by the Person claiming such certificate to be lost, stolen or destroyed, and complying with such other conditions as C&T may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of C&T with respect to the certificate alleged to be lost, stolen or destroyed), C&T will deliver to such Person, or will cause the Paying Agent to deliver to such Person, in accordance with this Article II, the portion of the Merger Consideration to which the Person is entitled with respect to the Transferred Shares represented by such lost, stolen or destroyed certificate.

(e)           Any Uncertificated Shares (other than Uncertificated Shares held by C&T, Merger Sub, any wholly-owned subsidiary of C&T or Merger Sub, in the treasury of the Company or by any wholly-owned Subsidiary of the Company or which are Dissenting Shares) shall be deemed surrendered to the Paying Agent at the Effective Time and each record holder thereof shall be entitled to receive the per-share Merger Consideration multiplied by the number of Uncertificated Shares formerly represented by the associated book-entries for the record holder, without any action on the part of such holder. The Company acknowledges and agrees that C&T, Merger Sub and the Surviving Corporation shall rely solely on the stock ledger of the Company as of the Effective Time for purposes of determining the record holders of Uncertificated Shares. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the book-entry formerly representing Uncertificated Shares surrendered therefor is recorded, it shall be a condition to such right to receive such

Merger Consideration that the Uncertificated Share(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person whose Transferred Shares have been surrendered shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Uncertified Share(s) surrendered as indicated by the book-entry, or shall establish to the satisfaction of the Paying Agent that such transfer Tax has been paid or is not applicable.

(f)            All funds held by the Paying Agent in the Exchange Fund for payment to the holders of unsurrendered certificates (or Uncertificated Shares not presented for payment) at the end of six (6) months from the Effective Time shall be returned to C&T, after which time any holder of unsurrendered certificates (or Uncertificated Shares not presented for payment) shall look as a general creditor only to the Surviving Corporation for payment of such funds to which such holder may be due, subject to applicable Laws.

(g)           C&T shall not be liable to any former holder of Transferred Shares for any amount of Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any certificates representing Transferred Shares shall not have been surrendered (or in the case of Uncertificated Shares have not presented for payment) prior to two (2) years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Laws) unclaimed funds payable with respect to such certificates (or Uncertificated Shares) shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.04.        Dissenting Shares.

(a)           For purposes of this Agreement, the term “Dissenting Shares” means any Outstanding Shares with respect to which dissenters’ rights apply under Section 910 of the NYBCL and held by a Shareholder who (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded properly in writing fair value for such Outstanding Shares in accordance with Section 623 of the NYBCL, and (iii) has not withdrawn such demand or otherwise lost such Shareholder’s right to receive the fair value of such Shareholder’s Dissenting Shares in accordance with Section 623 of the NYBCL.

(b)           Notwithstanding any provision of this Agreement to the contrary, holders of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 623 and 910 of the NYBCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to payment of fair value under the NYBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been canceled, extinguished and converted into, as of the Effective Time, and represent, the right to receive payment of the portion of the Merger Consideration to be paid therefor pursuant to Section 2.01(a), and such shares shall not be deemed to be Dissenting Shares. None of

C&T, the Merger Sub, the Company or the Surviving Corporation shall be liable for any failure of any holder of Outstanding Shares to comply with such holder’s duties under this Section 2.04.

(c)           Notwithstanding anything to the contrary contained in this Section 2.04, if (i) the Merger is rescinded or abandoned or (ii) the Shareholders revoke the authority to effect the Merger, then the right of any Shareholder to be paid the fair value of such Shareholder’s Dissenting Shares pursuant to Sections 623 and 910 of the NYBCL shall cease.

(d)           The Company shall give C&T prompt notice of any demands received by the Company for dissenters’ rights. The Company shall not, except with the prior written consent of C&T, make any payment (including, without limitation, any payment under Section 623 of the NYBCL) with respect to any demands for valuation or offer to settle or settle any such demands.

(e)           The Merger Consideration to be deposited with the Paying Agent pursuant to Section 2.03(a) shall be reduced by the amount of Merger Consideration attributable to holders of Dissenting Shares.

2.05.        Withholding. C&T shall be entitled to withhold from the portion of the Merger Consideration otherwise payable pursuant to this Agreement to those Shareholders for whom withholding, as discussed below, is appropriate, such amounts, if any, as it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) or any other provision of applicable tax Laws. To the extent that amounts are so withheld by C&T, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Transferred Shares in respect of which such deduction and withholding was made.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY, ROBINSON AND BARRY

As a material inducement to C&T and Merger Sub to enter into this Agreement, with the understanding that C&T and Merger Sub will be relying thereon in consummating the transactions contemplated hereby, the Company and Thomas K. Barry (“Barry”) and Kenneth J. Robinson (“Robinson”), each an adult individual, hereby jointly and severally represent and warrant to C&T and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to C&T on the date hereof (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections of this Agreement to which such exceptions apply):

3.01.        Incorporation and Corporate Power; Qualification to Do Business; Governing Documents. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The Company is not qualified to do business as a foreign corporation in any jurisdiction, and neither the nature of its properties nor the conduct of its business requires it to be so qualified. The Company has the requisite power and authority (corporate or otherwise) to enter into and, subject to obtaining the Shareholder Approval pursuant to Section 5.06, perform its obligations under this Agreement and the other documents and agreements contemplated by this Agreement (collectively, the “Transaction Documents”) to which the Company is a party. The copies of the Certificate of Incorporation, Bylaws and similar governing documents for the Company (collectively, “Governing Documents”) furnished by the Company to C&T prior to the date hereof reflect all amendments made thereto as of the date hereof and are correct and complete. The Company is not in violation of any of the provisions of its Governing Documents.

3.02.        Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company, and, subject to obtaining the Shareholder Approval pursuant to Section 5.06, the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action (corporate or otherwise), and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement and such other Transaction Documents. Each of this Agreement and each of the other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming due execution by C&T and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.03.        No Breach. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of any of the provisions of, constitute a default (with notice or lapse of time or both) under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien or other encumbrance upon any assets or any of the Outstanding Securities of the Company either under the provisions of (a) any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, (b) the Governing Documents or any duly adopted shareholder or director resolution of the Company or (c) any foreign, federal, state or local law, statute, rule, regulation, interpretation, position, ordinance, order, judgment, injunction or decree of any Governmental Entity (collectively, “Laws”) to which the Company, or any of the property held by the Company is subject, or otherwise. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, does not give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby. “Lien” means a mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction, charge, claim, option, right of first refusal, voting trust, proxy or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device). “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, Governmental Entity, or other entity or group, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.04.        Governmental Entities; Consents. Except as set forth in Section 3.04 of the Company Disclosure Schedule, no filing or registration with, observation of any waiting period with respect to, the requirements of, or notification to, and no permit, authorization, consent, approval or exemption of, or other action by, any court, arbitrator or other foreign, federal, state or local governmental, regulatory or other administrative body, authority, department, commission, board, bureau, agency or instrumentality (each a “Governmental Entity”) or any other Person is required to be obtained, made or given by the Company in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than the obtaining the Shareholder Approval pursuant to Section 5.06.

3.05.        Subsidiaries. Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or formed or an entity duly organized, and is validly existing and in good standing under the law of its jurisdiction of incorporation or organization. Each Subsidiary of the Company (a) has all powers and authority and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to have such power or authority, or the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any material (for these purposes “materiality” being defined as a financial commitment in excess of $5,000) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary. The Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by the Company free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, purchase, repurchase or transfer of any securities of any of the Company’s Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities of any of the Company’s Subsidiaries. Except for interests in the Subsidiaries, neither the Company nor any of its Subsidiaries has any ownership interest in any entity. For purposes of this Agreement, the word “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the ownership interests or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

3.06.        Capital Stock.

(a)           The authorized capital stock of the Company consists solely of 1,000,000 shares of voting common stock, par value $5.00, of which 506,918 shares are issued and outstanding as of the date of this Agreement (“Common Stock”) and constitute the Outstanding Shares. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. No shares of capital stock of the Company are owned by any Subsidiary of the Company. No shares of capital stock of the Company are owned by the Company or held in treasury. Notwithstanding anything contained in this Agreement to the contrary, the representations contained in this Section 3.06 shall not be qualified, limited or modified in any respect by any disclosure contained in the Company Disclosure Schedule or the Company SEC Documents. All of the issued and outstanding shares of the Common Stock are owned of record as set forth in the Company’s share ledger (and as reflected in the Shareholder List).

(b)           All of the issued and outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and delivered in compliance with applicable federal and state securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Governing Documents or any agreement to which the Company is a party or by which the Company is bound.

(c)           Other than the Common Stock, the Company has no equity securities, securities containing any equity features, bonds, debentures, notes or other indebtedness of any type of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote, or any other instruments convertible into such equity securities authorized, issued or outstanding, and there are no:

(i)            agreements or other rights or arrangements existing which provide for the sale or issuance by the Company of the capital stock of the Company;

(ii)           rights, subscriptions, warrants, options, conversion rights, agreements or arrangements of any kind outstanding to purchase, exchange, transfer, sell, register or otherwise acquire from the Company any shares of capital stock or other securities of any kind of the Company;

(iii)          voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of the Company; or

(iv)          agreements or other obligations (contingent or otherwise) which may require the Company to register, under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or applicable state blue sky Laws, repurchase, redeem or otherwise acquire any shares of the capital stock of the Company;

and there are no agreements or other obligations (contingent or otherwise) that may prohibit or restrict the Company’s ability to do any of the foregoing.

(d)           The Company has registered all Outstanding Shares, and all other Company securities currently issued and outstanding, under the Securities Act, applicable state blue sky Laws, and the Exchange Act and has registered itself under the Exchange Act. The Outstanding Securities are not, and have never been, listed on the Nasdaq Stock Market, Inc.’s National Market or a registered national or regional securities exchange in the United States or elsewhere.

3.07.        Financial Statements; Reports.

(a)           The Company has delivered to C&T true, correct and complete copies of (i) the unaudited, consolidating balance sheet, as of March 31, 2006, of the Company (as updated pursuant to Section 5.07 the “Latest Balance Sheet”) and the unaudited, consolidating statement of income and cash flows of the Company for the five-month period then ended (such statement of income and cash flows and the Latest Balance Sheet, all as updated pursuant to Section 5.07 being hereinafter referred to as the “Latest Financial Statements”) and (ii) the audited balance sheets, as of September 30, 2003, 2004 and 2005, respectively, of the Company and the audited statements of income and cash flows of the Company for each of the year ended September 30, 2003, 2004 and 2005 (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of the Company and fairly and correctly present the financial position of the Company, including without limitation, Company income, expenses, assets and liabilities, as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied in accordance with the Company’s historical practices insofar as such practices are consistent with GAAP. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required for compliance with GAAP), consistent with the Annual Financial Statements, and reflect all adjustments necessary to a fair statement of the financial condition and results of operations for the interim periods presented.

(b)           All accounts, books and ledgers related to the business of the Company are properly and accurately kept, are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein (for these purposes “materiality” being defined as omissions or inaccuracies having individual financial impact of $5,000 or more). The Company does not have any of its records, systems, controls, data, or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company.

(c)           The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of the Company included in the Company’s SEC Documents at the time filed (and, in the case of registration statements, on the dates of effectiveness and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject, in the case of unaudited statements, to normal adjustments) the consolidated financial position (in the case of statements of financial position) of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (in the case of statements of income and cash flows, respectively) for the periods then ended. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq Stock Market, Inc.’s National Market, any stock exchange or any other comparable Governmental Entity. Except as specifically provided in Section 3.07(b), “materiality,” as used in this Section 3.07 means as defined in the Exchange Act and/or the Securities Act.

3.08.        Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) that are not reflected on the Latest Balance Sheet or disclosed in the Annual Financial Statements, other than (a) liabilities or obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business of the Company exclusive of the business of any Subsidiary or Affiliate of the Company, consistent with its past custom and practice (“Ordinary Course of

Business”), including in this instance the Company’s past custom and practice of estimating liabilities or (b) executory obligations under Contracts heretofore entered into. Without limiting the generality of the foregoing, the Latest Balance Sheet contains, as of the dates thereof, all reserves required to be established for compliance with GAAP or other appropriate provisions for accrued income and other taxes, depreciation and the costs of all pension, retirement, incentive, bonus, profit-sharing, vacation, holiday or other plans or policies for the benefit of Company’s employees. There is no reasonable basis for the assertion against the Company of any liability or obligation of any nature or in any amount not fully disclosed , reflected or reserved against in the Latest Balance Sheet other than (c) liabilities or obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or are subject to change in the Ordinary Course of Business and are listed in Section 3.08 of the Company Disclosure Schedule or (d) executory obligations under Contracts heretofore entered into.

3.09.        No Material Adverse Effect. Except as set forth in Section 3.09 of the Company Disclosure Schedule, since September 30, 2005, the Company has conducted its business in the Ordinary Course of Business, and there has been no change, effect, fact, event or circumstance, including, without limitation, any change affecting the business, customer, employee, supplier, lender or Governmental Entity relations of the Company, which individually or in the aggregate: (a) has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the assets, liabilities, financial position, results of operations, pricing or operating margins, business condition or prospects of the Company; (b) impose on Company operations any term, condition, restriction, imposed liability or other provision as referenced in Section 8.01(d); (c) impose a Lien on any material Company asset or assets; or (d) would prevent or materially delay the Company’s ability to consummate the transactions contemplated hereby or hinder the Company’s ability to operate as a going concern (any such change, effect, fact, event or circumstance, a “Material Adverse Effect”). “Materiality,” as used in this Section 3.09 means, in terms of financial issues, $100,000 and in terms of time, three (3) months.

3.10.        Absence of Certain Developments. Except as set forth in Section 3.10 of the Company Disclosure Schedule, since September 30, 2005 and except for the transactions required under Section 5.11, the Company has not:

(a)           borrowed any amount or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the Ordinary Course of Business and (ii) liabilities under Contracts entered into in the Ordinary Course of Business;

(b)           subjected any of its assets with a fair market value in excess of $50,000 to any Lien, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by Law and incurred in the Ordinary Course of Business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers’ compensation Laws, (all of which liens described in clauses (ii) and (iii) above in the aggregate are less than $50,000) or (iv) liens set forth in Section 3.10(b) of the Company Disclosure Schedule (all of which liens described in clauses (i)-(iv) being hereinafter referred to collectively as “Permitted Liens”);

(c)           discharged or satisfied any Lien or paid any liability, in each case with a value in excess of $50,000, other than current liabilities paid in the Ordinary Course of Business;

(d)           sold, assigned or transferred (including, without limitation, transfers to any employee, Affiliate or Shareholder) any tangible assets with a fair market value in excess of $50,000, or canceled any debts or claims, in each case, except in the Ordinary Course of Business. “Affiliate” with respect to any Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity interest or as trustee or executor, by Contract or credit arrangement or otherwise;

(e)           sold, assigned, pledged or transferred (including, without limitation, transfers to any employee, Affiliate or Shareholder) any Company Intellectual Property, Internal Use Software or Databases;

(f)            waived any rights of material value or suffered any material losses or material adverse changes in collection loss experience, whether or not in the Ordinary Course of Business (for these purposes “materiality” being defined as an amount in excess of $5,000);

(g)           declared, set aside or paid any dividends or other distributions with respect to any shares of the capital stock or other securities of the Company, or redeemed or purchased, directly or indirectly, any shares of the capital stock, options or other securities of the Company;

(h)           issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(i)            taken any other action or entered into any other transaction other than in the Ordinary Course of Business, or entered into any transaction with any Insider, other than employment arrangements otherwise disclosed in this Agreement and the Company Disclosure Schedule;

(j)            suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance (for these purposes “materiality” being defined as an amount in excess of $5,000);

(k)           made or granted any bonus or any wage, salary or compensation increase  to any director, officer, employee, or consultant, or made or granted any increase in any employee benefit plan or other arrangement (including, but not limited to, the granting of contingent stock awards, restricted stock and employee stock options, restricted stock, or contingent stock awards, stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character - contingent or otherwise - pursuant to which any Person may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith, other than payments or commissions to sales representatives of the Company in the Ordinary Course of Business, collectively such programs being hereinafter referred to as “Equity Arrangements”), or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

(l)            made any single capital expenditure or commitment therefor in excess of $50,000;

(m)          made any loans for borrowed money or advances to, or guarantees for the benefit of, any officer, director, shareholder or Affiliate of the Company (except for ordinary travel and business expense payments) or other Person;

(n)           made charitable contributions or pledges which in the aggregate exceed $10,000;

(o)           made any change in any tax or financial accounting methods, principles, practices or elections from those utilized in the preparation of the latest Tax Returns or Annual Financial Statements except as required by GAAP; or

(p)           entered into any commitment (written or oral, contingent or otherwise) to do any of the foregoing.

3.11.        No Disclosure of Confidential Information. Since September 30, 2005, the Company has not disclosed any Confidential Information to any Person (other than employees or advisors of the Company and/or C&T and authorized representatives of C&T), other than pursuant to confidentiality agreements restricting the use or further disclosure of such information, which agreements are in full force and effect and will be made available to C&T at Closing and are identified in Section 3.11 of the Company Disclosure Schedule. Neither the Company nor any broker or agent of the Company has, since September 30, 2005, distributed any offering memorandum or similar materials in connection with a possible sale of the Company to any Person (outside of the Company or its agents or representatives bound by obligations of confidentiality), other than C&T and authorized representatives of C&T, except as identified in Section 3.11 of the Company Disclosure Schedule.

3.12.        Title to, and Condition of,  Properties.

(a)           Te Company has good and marketable title to the machinery, vehicles, equipment, merchandise, materials, inventory, supplies, fixtures, underground installations and other tangible and intangible personal property of every kind used in its businesses and not expressly excluded from the Merger under Section 5.11 (“Personal Property”),  free and clear of all Liens except for Permitted Liens; and no item of Personal Property is subject to any lease, sublease, option, conditional sale agreement, franchise, license or Contract pursuant to which a third party may hold, use or claim any right or interest in or to such Personal Property. Upon consummation of the Merger, the Surviving Corporation will acquire good and marketable title to the Personal Property, free and clear of all Liens except for Permitted Liens. Other than as to pipe scheduled for replacement as previously disclosed to C&T or as projected by C&T (in a projection heretofore provided to Company) as needing replacement (a description of which is attached in Section 3.12 of the Company Disclosure Schedule), all Personal Property of the Company used or usable in the Ordinary Course of  Business is in operating condition and repair, subject only to normal maintenance requirements. All Personal Property is in the custody or control of the Company. No use of any Tangible Property is in violation of any existing Laws.

(b)           Section 3.12 of the Company Disclosure Schedule lists all of the real property owned, demised by leases, subleases or other occupancy agreements (the “Leases”), currently leased, used, managed or occupied by the Company (collectively the “Real Property”), with annotation as to the nature of the rights (owned, leased, managed, etc.) for each property so listed. The Real Property has access, sufficient for the conduct of the business of the Company as now conducted or as presently proposed by the Company to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location.

(c)           Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no management, service, equipment, supply, maintenance, security, alarm, or concession agreements or Contracts with respect to or affecting the Real Property.

(d)           All buildings and other improvements on the Real Property (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) have been completed and installed in accordance with the plans and specifications approved, to the extent required, by the Governmental Entities having jurisdiction over such matters. Certificates of occupancy and all other licenses, permits, authorizations and approvals required by all Governmental Entities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the buildings and other improvements on the Real Property, have been paid for, and are in full force and effect.

(e)           The past and continued maintenance, operation and use of the buildings and other improvements on the Real Property do not violate any use, zoning, building, health, fire or other law, ordinance, order or regulation or any statement of occupancy issued for the Real Property. There are no violations of any Federal, state, county or municipal law, ordinance, order, regulation or requirement affecting any portion of the Real Property, and no written notice of any such violation has been issued by any Governmental Entity.

(f)            The Real Property was last reassessed as set forth in Section 3.12 of the Company Disclosure Schedule, and to the Knowledge of Company no assessments for public improvements have been made or are proposed to be made, against the Real

Property which remain unpaid and all public improvements ordered, commenced or completed prior to the Closing Date shall be paid for in full by Company prior to the Closing Date.

(g)           Each parcel of the Real Property constitutes one single parcel of ground adjacent to and with direct access to each abutting street. All streets adjoining or traversing the Real Property have been dedicated and accepted by the local municipal authorities.

(h)           All public utilities required for the operation of the Real Property either enter the Real Property through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid public or private easements.

(i)            The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases. The Company has delivered to C&T complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other rights under the Leases), and none of the Leases has been modified in any respect, except to the extent that the copies delivered to C&T disclose such modifications. The Company has not leased or sublet, as lessor, sublessor, licensor or the like, any of the Real Property. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s rights under the Lease while the Company is not in default under the Lease (other than a Permitted Lien). The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default by the Company under any of the Leases; nor, to the Knowledge of the Company, is any other party to any of the Leases in default. “Knowledge” as it relates to any Person means the actual knowledge of such Person if the Person is an individual, or the knowledge of any officer of such Person if such Person is a corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group, in each case, as such knowledge has been obtained in the normal conduct of the business after the exercise of reasonable diligence, including such knowledge as a reasonably prudent person in similar business or ownership positions would have obtained upon the exercise of reasonable diligence.

(j)            All of the buildings, fixtures, leasehold improvements and other items of Personal Property necessary for the conduct of the business of the Company as now conducted and presently proposed to be conducted  are, except as disclosed on Section 3.12 of the Company Disclosure Schedule, in operating condition, taking into account normal wear and tear, free from any known defects except such minor defects as are not substantial in character, amount or extent and are usable in the Ordinary Course of Business. The Company owns, or leases under valid leases, all buildings, fixtures, leasehold improvements and other items of Personal Property necessary for the conduct of their business as now conducted or presently proposed to be conducted.

(k)           Other than described in Section 3.12 of the Company Disclosure Schedule, the zoning for each parcel of Real Property permits the presently existing improvements and the continuation for the business presently being conducted thereon as a conforming use. Other than described in Section 3.12 of the Company Disclosure Schedule, the Company has not received any notice of any violation of any applicable zoning ordinance or other Law relating to the operation of the Real Property, and the Company has not received any notice of any such violation, or the operation thereof, or the existence of any condemnation or eminent domain proceeding with respect to any of the Real Property. The Real Property complies in all material respects with the American with Disabilities Act (for these purposes “materiality” being defined as violations that would require changes resulting in expenditures in excess of $5,000).

(l)            Except for leased or licensed property, the Company owns good and marketable title to each parcel of Real Property, free and clear of all Liens, except for Permitted Liens.

3.13.        Bank Accounts. Section 3.13 of the Company Disclosure Schedule contains a complete and accurate list setting forth (a) the name and location of each bank, trust company, securities or brokerage firm, or other institution in or with which the Company maintains any account, lock box arrangement or safe deposit box or vault or otherwise maintains relations; (b) the names of all persons authorized by the Company to draw thereon, have access thereto, or effect any transactions with respect thereto; and (c) all proxies and powers of attorney or other instruments granting the right to act on behalf of the Company with respect thereto.

3.14.        Accounts Receivable.

(a)           The accounts receivable and other receivables reflected on the Latest Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, are not subject to valid counterclaims or setoffs and, except as and to the extent of the bad debt reserve reflected on the Latest Balance Sheet or as otherwise set forth in Section 3.14 of the Company Disclosure Schedule, are collectible in full in accordance with their terms.

(b)           All accounts receivable, to the extent uncollected on the date hereof or on the Closing Date, have, and will have, arisen in the Ordinary Course of Business; represent, and will represent, valid and enforceable obligations of the debtor to the Company.

(c)           All payments received on account of such receivables shall be applied first against the obligor’s oldest outstanding undisputed invoices and obligations, unless otherwise designated in writing by the obligor in which event its designation shall control as to the application.

(d)           There are no reductions, rebates, refunds, discounts, other customer right or claim, or other adjustments payable or assessable in respect of any accounts receivable of the Company or amounts previously collected by the Company and reflected as Company revenue (regardless of when and how reflected as revenue), nor any defenses, right of set-off, assignments, restrictions, liens or other encumbrances enforceable by third parties with respect to any of such accounts receivable or amounts collected, except as described in Section 3.14 of the Company Disclosure Schedule.

3.15.        Inventories.

(a)           All material items contained in the inventories of the Company reflected in the Latest Balance Sheet, is or will be on the Closing Date, in all material respects, of a quality and quantity saleable in the Ordinary Course of Business at prevailing market price and are valued on the Company’s books at cost (determined on a FIFO basis) (for these purposes “materiality” being defined as an item of value in excess of $500).

(b)           The values of the merchandise contained in the aforementioned inventories will reflect normal and consistent inventory valuation policies of the Company.

(c)           Except as described in Section 3.15 of the Company Disclosure Schedule, purchase commitments for merchandise are consistent with past practices, and purchase prices will not be in excess of prevailing market prices at the time the purchase commitment was entered into and sales commitments and commitments for services to be provided by the Company are and will be at prices in excess of the prices used in valuing inventory items or in providing such services, after allowing for all costs, whether direct or indirect, and for a margin consistent with prior practice, allowing for good faith and arm’s length promotions and discounts in the Ordinary Course of Business.

(d)           Since September 30, 2005, no inventory items or services have been sold or provided by the Company, except through sales made in the Ordinary Course of Business, at prices which in the aggregate are not less than prevailing market prices.

3.16.        Tax Matters.

(a)           Each of the Company (on its own account and as a result of being a transferee or successor by Contract or otherwise), any affiliated, combined or unitary group of which the Company is or was a member, and any Plan, as the case may be (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”), has:  (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements (“Returns”) required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority or Governmental Entity having jurisdiction, and all such Returns are true, correct, and complete; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable, whether or not shown on such Returns; (iii) established on its Latest Balance Sheet, in accordance with GAAP, consistently applied in accordance with the Company’s historical practices insofar as such practices are consistent with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable, whether or not shown on any Return; (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign Laws); and (v) timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under all applicable Laws.

(b)           There are no Liens for Taxes upon any assets of the Company or of any Tax Affiliate, except Liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. Since January 1, 2003, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns of the Company or the Tax Affiliates, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company or any Tax Affiliate by any taxing authority regarding any such audit or other proceeding, nor, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves therefor established on its books and records.

(d)           Except as listed in Section 3.16(d) of the Company Disclosure Schedule, neither the Company nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

(e)           Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return; however, if an extension has been requested for any Return, such Return has been or will be filed by the extended due date.

(f)            No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(g)           Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate and neither the Company nor any Tax Affiliate has Knowledge that the United States Internal Revenue Service (the “IRS”) has proposed any such adjustment or change in accounting method.

(h)           All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

(i)            The Company and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

(j)            All deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any Intellectual Property of the Company or any other party are allowable in full.

(k)           To the Knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where any of the Company or the Tax Affiliates do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(l)            The Company has not been part of a consolidated group for Tax purposes with any person.

(m)          Neither the Company nor any Tax Affiliate has participated in any reportable or listed transaction as defined under Code Section 6011. If the Company or any Tax Affiliate has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the Tax applicable regulations.

(n)           All Taxes of the Company and the Tax Affiliates which will be due and payable, whether now or hereafter, for any period ending on, ending on and including or ending prior to the Closing Date, shall have been paid by or on behalf of the Company or shall be reflected on the Company’s books as an accrued Tax liability, either current or deferred, the amount of which as of the date of the Latest Financial Statements is set forth in Section 3.16(n) of the Company Disclosure Schedule.

(o)           For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments or impositions of any kind payable to any Governmental Entity, including, without limitation, all net income, profits, gross income, gross receipts, minimum, alternative minimum, sales, use, service, occupation, ad valorem, net worth, value added, transfer, franchise, license, payroll, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, excise, estimated, severance, stamp, occupation, property, premium or other taxes or customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

3.17.        Contracts and Commitments.

(a)           Section 3.17 of the Company Disclosure Schedule lists the following contracts, agreements, insurance policies, certificates, riders, applications, enrollment forms, memoranda of understanding or other understandings, whether oral or written (each, a “Contract”), to which the Company is a party, which are currently in effect:

(i)            any joint venture or partnership Contract;

(ii)           any Contract for the employment or engagement of any officer, individual employee or other Person on a regular full-time, regular part-time or consulting basis or relating to severance pay for any such Person;

(iii)          any confidentiality Contract with any employee, contractor or agent;

(iv)          any Contract relating to the voting or control of the Outstanding Shares or the election of directors of the Company;

(v)           any Contract (including any indenture) relating to the borrowing of money or placing a Lien on any of the assets of the Company;

(vi)          any guaranty of any obligation for borrowed money or otherwise;

(vii)         any lease Contract under which it is lessor or lessee of any property, real or personal;

(viii)        any Contract or group of related Contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000 over the remaining term of the Contract;

(ix)           any Contract having regulatory implications with respect to any Governmental Entity;

(x)            any Contract or group of related Contracts with the same party for the sale by the Company of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000 over the remaining term of the Contract;

(xi)           any Contract or group of related Contracts with the same party not otherwise disclosed in Section 3.17(a) of the Company Disclosure Schedule (other than any Contract or group of related Contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalty and involving more than $50,000 over the remaining term of the Contract;

(xii)          any Contract which prohibits the Company, or any Affiliate or any of their employees from freely engaging in any business, or which prohibits the Company or any Affiliate from soliciting customers, alternative suppliers or any other business, anywhere in the world, including any Contract containing exclusivity provisions;

(xiii)         any Contract for the distribution of the products or services of the Company (including any distributor, broker and sales Contract);

(xiv)        any franchise Contract, marketing Contract, or royalty Contract;

(xv)         any Contract or commitment for capital expenditures in excess of $50,000;

(xvi)        any Contract for the sale of any capital asset;

(xvii)       any Contract not otherwise disclosed in Section 3.17(a) of the Company Disclosure Schedule involving material non-contingent payment obligations by the Company (for these purposes “materiality” being defined as an amount in excess of $5,000);

(xviii)      any Contract under which the rights of the Company may be adversely affected as a result of transactions contemplated by this Agreement;

(xix)         any power of attorney granted by the Company to any regulatory authority or other Person;

(xx)          any Contract which provides a rate guaranty extending more than one year after the date hereof;

(xxi)         any Contract terminable by any other party thereto, by the giving of notice or otherwise, as a result of or following the Merger; and

(xxii)        any Contract not otherwise disclosed in Section 3.17 of the Company Disclosure Schedule which has not been referenced as a Contract elsewhere herein, is material to the business of the Company, taken as a whole, or was not entered into in the Ordinary Course of Business (for these purposes “materiality” being defined as a Contract, the loss of which or default with respect thereto could reasonably be expected to have an adverse financial impact of the company in excess of $50,000).

(b)           The Company has performed all obligations required to be performed by it (other than obligations of an inconsequential nature which would not individually or cumulatively give the other party thereto the right to terminate, claim money damages in excess of  $10,000, obtain injunctive or other equitable relief or declare a default) in connection with the Contracts required to be disclosed in the Company Disclosure Schedule (whether or not under the caption referencing this Section 3.17) and is not in receipt of any claim of default, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default, under any such Contract. The Company has no present expectation or intention of not fully performing any obligation (other than obligations of an inconsequential nature which would not individually or cumulatively give the other party thereto the right to terminate, claim money damages in excess of  $10,000, obtain injunctive or other equitable relief or declare a default) pursuant to any such Contract or commitment required to be disclosed in the Company Disclosure Schedule. To the Knowledge of the Company, there is no current breach or anticipated breach by any other party to any such Contract.

(c)           Except as indicated in Section 3.17 to the Company Disclosure Schedule, each Contract is terminable by the Company, at the Company’s sole and absolute discretion, on no more than thirty (30) days notice without liability or penalty, other than payment of accrued but unpaid Contract money obligations through the effective date of termination or (in the case of Contracts related to Company indebtedness) payment of the principal balance and accrued but unpaid interest through the effective date of termination.

(d)           Prior to the date of this Agreement, C&T has been supplied with a true and correct copy of each written Contract, and a written description of each oral Contract, referred to in the Company Disclosure Schedule (whether or not under the caption referencing this Section 3.17), together with all amendments, waivers or other changes thereto.

(e)           To the Knowledge of Company, with respect to any Contract whose loss, premature termination, default or non-renewal would constitute a Material Adverse Effect, there is no indication from the other party or parties thereto of a present intent to cause to happen, or set of facts or circumstances, that could reasonably be expected to result in, a loss, premature termination, default or non-renewal thereof. With respect to any such Contract currently up for renewal, same shall be renewed without (i) additional financial outlay or reduction in anticipated revenues (or increase in anticipated costs) by Company, Surviving Corporation or C&T or (ii) any material commitment of non-financial resources to accomplish same.

3.18.        Intellectual Property Rights.

(a)           Section 3.18 of the Company Disclosure Schedule is a full and complete listing and description of (i) all rights in patents, patent applications and patentable subject matter, whether or not the subject of any application; trademarks, service marks, trade names, trade dress, material logos, material slogans, material tag lines, and other material designators of origin (all whether registered or not); material software, whether in object code, source code or other form (other than off-the-shelf computer programs or commercially available computer programs licensed for a one-time fee or that have annual fees of $5,000 or less); uniform resource locators, Internet domain name registrations and Internet domain name applications; copyright applications, registered copyrighted works and material unregistered copyrightable works (including without limitation, proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works); material trade secrets; material know-how; and all other material intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise currently owned by, licensed to or otherwise controlled by the Company or used in, or developed for use in, their business as now conducted or proposed by the Company to be conducted, without taking into account the transactions contemplated hereby (collectively, the “Company Intellectual Property”), and (ii) all Contracts that cover Company Intellectual Property owned by a third party that, by third party permission, are used or held for use by the Company in its business as presently conducted or proposed by the Company to be conducted (without taking into account the transactions contemplated hereby), and to the extent there is no written document covering such licensed-in Company Intellectual Property, details of such Company Intellectual Property and the licensor thereof. The Company Intellectual Property listed in Section 3.18 of the Company Disclosure Schedule constitutes all of the material intellectual property necessary for the business of the Company now conducted or presently proposed to be conducted (without taking into account the transactions contemplated hereby). “Materiality,” as used in this section 3.18(a) means in the case of the value of an item, the loss whereof could reasonably be expected to result in a Material Adverse Effect or in the case of an infringement, where damages could reasonably be claimed in excess of $5,000.

(b)           The Company owns and possesses all right, title and interest, or holds a valid license, in and to all Company Intellectual Property free and clear of any Lien (except for Permitted Liens), without any conflict with the rights of others and has taken all action necessary to protect the Company Intellectual Property. The Company is the official and sole owner of record for all of the Company Intellectual Property owned by the Company that is the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights (“Registered Intellectual Property”). There are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

(c)           The Company is the sole legal and beneficial owner of the registrations for the Internet domain names listed in Section 3.18 of the Company Disclosure Schedule (“Domain Names”), and such registrations are free and clear of all Liens (except for Permitted Liens). The Company is the official and sole owner of record of the registered trademarks underlying each of the Domain Names. The Company has operated the websites identified in Section 3.18 of the Company Disclosure Schedule (“Websites”).

(d)           All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property on behalf of the Company and all officers and technical employees of the Company either (i) have been a party to “work-for-hire” arrangements or agreements with the Company in accordance with applicable national and state law that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the

Company effective and exclusive ownership of all tangible and intangible property arising thereby, except for immaterial failures of clause (i) or (ii) above.

(e)           Other than described in Section 3.18 of the Company Disclosure Schedule, the Company owns or has a valid and enforceable right to use all computer software and systems used by the Company in the operation of their business as presently conducted or proposed to be conducted, without taking into account the transactions contemplated hereby (“Internal Use Software”), without any conflict with the rights of others. The Company does not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to their use of the Internal Use Software.

(f)            The Company has the right to use all databases the Company uses (the “Databases”), and the Company has not received any written notice alleging that the Company’s use, reproduction or distribution of the Databases infringes any third party’s rights. The Company does not sell or license the Databases to third parties.

(g)           All of the Company Intellectual Property rights are valid and enforceable and the Company has no Knowledge of facts showing, and has received no written notice of any party asserting, that any of the Company Intellectual Property rights are invalid or not enforceable. To the Knowledge of the Company, the Company Intellectual Property has not been infringed, misappropriated or conflicted by other Persons. No claim by any third party contesting the validity of any such Company Intellectual Property has been made, received, is currently outstanding or, to the Knowledge of the Company, is threatened or reasonably expected to arise. Without limiting the generality of the foregoing, all of the Company Intellectual Property rights that are Registered Intellectual Property rights are in full force and effect and all actions required to keep such rights pending or in effect or to provide full available protection, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. No Registered Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.

(h)           To the Knowledge of the Company, the conduct of the Company’s businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any:  rights in patents, patent applications and patentable subject matter, whether or not the subject of an application; trademarks, service marks, trade names, trade dress, and other designators of origin, registered or unregistered; trade secrets; Internet domain names, registrations or applications, uniform resource locators; copyright applications, registered copyrighted works and material unregistered copyrightable works (including without limitation, proprietary software, books, written materials, prerecorded video or audio tapes and other copyrightable work); know-how; or any other intellectual and industrial property rights of every kind and nature and however designate owned by any third party (the “Third Party Intellectual Property”). The Company has not received any written notice of any infringement, misappropriation or violation by the Company of any Third Party Intellectual Property.

(i)            To the Knowledge of the Company, the Company has not done anything to compromise the secrecy, confidentiality, ownership, rights in or to, or value of any of the Company Intellectual Property. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property.

3.19.        Litigation; Disputes over Relationships.

(a)           There are no actions, claims, suits, proceedings, mediations, orders, arbitrations or investigations pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, at law or in equity, or before or by any Governmental Entity. There are no actions, claims, suits, proceedings, mediations, orders, arbitrations or investigations pending or, to the Knowledge of the Company, threatened or reasonably expected to arise against the Company, seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

(b)           The Company is not subject to any order of, consent decree, judgment, writ, injunction, decree, award, conciliation agreement, settlement agreement or other similar written agreement with, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity, including, without limitation, cease-and-desist or other orders. To the Knowledge of Company there are no set of facts existing or that reasonably could be expected to develop that could give rise to and investigation by any Governmental Entity, or the issuance of any judgment, order, writ, injunction, decree or award of any Governmental Entity, including, without limitation, cease-and-desist or other orders, or the assessment against the Company of any fine excise tax or monetary penalty of any sort by any Governmental Entity.

(c)           There is no material dispute or controversy existing between the Company and any of its customers with respect to any product or service sold or furnished by the Company; and there is no material dispute or controversy existing between the Company and any supplier or other contractor with respect to any product or service purchased by the Company from such person. “Materiality,” as used in this section 3.19(c) means a dispute or controversy that reasonably could be expected to give rise to a claim in excess of $10,000. The Company has no Knowledge that any existing customer of the Company accounting for more than $50,000 in sales during the last twelve months intends to terminate or materially reduce its purchases from the Company.

(d)           None of the matters, if any, set forth in Section 3.19 of the Company Disclosure Schedule, individually or in the aggregate, will have or could reasonably be expected to have a Material Adverse Effect.

3.20.        Employees.

(a)           Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete listing of all Company employees, as well as independent contractors and leased employees (as defined in Section 414(n) of the Code), as of the date hereof, including their respective name, job title or function, and job location, as well as a true, correct and complete listing of the current salary or wage, incentive pay and bonuses, accrued vacation, and the current status (as to leave or disability pay status, leave eligibility status, full time or part time, exempt or nonexempt, temporary or permanent status) of such employees. Other than as fully reflected or specifically reserved against in accordance with GAAP in the Annual Financial Statements or the Latest Financial Statements, the Company has not paid or promised to pay any bonuses, commissions or incentives to any of its employees, including any officer or director, except as set forth in Section 3.20 of the Company Disclosure Schedule. Each Person who provides services to the Company or any ERISA Affiliate is properly classified with respect to employment status for all purposes, including, without limitation, employment, labor and Tax purposes. The Company has delivered to C&T a true and complete copy of the employee handbook, if any, applicable to the employees of the Company.

(b)           Except with respect to those Company employees listed in Section 8.01(i)(ix), no officer or, to the Knowledge of the Company, significant employee (whose departure would significantly disrupt the provision of services by a department or function) of the Company and no group of the Company’s employees has any plans to terminate his, her or its employment.

(c)           The Company has complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, workers’ compensation, unemployment compensation, collective bargaining and the payment of social security and other taxes (for these purposes “materiality” being defined as violations that could reasonably result in a fine monetary penalty or judgment in excess of $10,000).

(d)           The Company has no labor relations problems or employment-related complaints or charges pending or, to the Knowledge of the Company, threatened or reasonably expected to arise against the Company with the Equal Employment Opportunity Commission, the United States Department of Labor (the “DOL”), or any other comparable state or local agency, and the Company’s labor relations are satisfactory.

(e)           Except as listed in Section 3.20 of the Company Disclosure Schedule, the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Company. The Company and its Subsidiaries are in material compliance with the terms of all collective bargaining agreements to which they are a party and all applicable Laws to which the Company, its Subsidiaries and the employees or other Persons providing services to or on behalf of the Company or any of its Subsidiaries, as the case may be, is subject relating to the employment of labor or engagement of other service providers, including all such applicable Laws relating to wages, hours, employment standards, WARN Act, collective bargaining, immigration, discrimination, civil rights, safety and health, and workers’ compensation.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives (including unions and any bargaining unit) of any of their employees, (ii) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or any of its Subsidiaries and (iii) there are no pending or, to the knowledge of the Company, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any Governmental Authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries of employees or other Persons providing services to or on behalf of the Company or any of its Subsidiaries.

(g)           There are no workers’ compensation claims pending against the Company nor, to the Knowledge of the Company, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

(h)           To the Knowledge of the Company, no employee, independent contractor or leased employee (as defined in Section 414(n) of the Code) of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Company.

(i)            No employee or former employee of the Company has any claim with respect to any proprietary software used by the Company or, to the Knowledge of the Company, any claim with respect to any other Intellectual Property of the Company set forth in Section 3.18 of the Company Disclosure Schedule.

3.21.        Employee Benefit Plans.

(a)           The term “Plan” means every plan, fund, Contract, program and arrangement (formal or informal, whether written or not) that the Company or any other ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company and/or its ERISA Affiliates (the “Employees”) including, without limitation, those intended to provide:  (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation or Equity Arrangement (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliates” means any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, the Company, within the meaning of Code Section 414(b), (c), (m) or (o).

(b)           Section 3.21 of the Company Disclosure Schedule sets forth each ERISA Affiliate and Plan by name.

(c)           Except as listed in Section 3.21 of the Company Disclosure Schedule, there are no Plans subject to Title IV of ERISA or Code Section 412.

(d)           No employer other than the Company or an ERISA Affiliate is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

(e)           There are no ERISA Affiliates, other than the Company. Neither the Company nor any ERISA Affiliate has any liability resulting from past membership in a Code Section 414 controlled group of corporations. No Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f).

(f)            Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no Plans which promise or provide health, life or other welfare benefits to retirees or former employees of the Company and/or its ERISA Affiliates, or which provide severance benefits to Employees, except as otherwise required by Code Section 4980B or comparable state statute which provides for continuing health care coverage. With respect to any Plan so scheduled, Company has attached to Section 3.21 of the Company Disclosure Schedule the most recent actuarial valuation report which contains a true, correct and complete estimate of the Plan’s accrued liability  based upon the facts existing at the time of the valuation and professionally reasonable assumptions, where assumptions are necessary.

(g)           No Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(h)           With respect to all Plans, to the extent that the following documents exist, the Company has furnished C&T with true and complete copies of:  (i) the most recent determination letter, if any, received by the Company and/or its ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Plan documents, summary plan descriptions, trust agreements, Insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents.

(i)            Each Plan has at all times been operated in compliance with ERISA, the Code, any other applicable Law (including all reporting and disclosure requirements thereunder) and the terms of such Plan. With respect to each Plan that is intended to be qualified under Section 401(a) and/or 4975(e)(7) of the Code, each such Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. No reason exists which would cause such qualified status to be revoked. No non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan.

(j)            No state of facts or conditions exist which could be expected to subject the Company and/or any ERISA Affiliate to any material liability (other than routine claims for benefits) with respect to any Plan.

(k)           All contributions, premiums, fees or charges due and owing to or in respect of any Plan for periods on or before the Closing have been paid in full by the Company and its ERISA Affiliates prior to the Closing in accordance with the terms of such Plan and all applicable Laws, and no Taxes are owing as a result of any Plan.

(l)            The Company and its ERISA Affiliates have not made or committed to make any material increase in contributions or benefits under any Plan that would become effective either on or after the Closing Date.

(m)          No Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to the Knowledge of the Company, threatened, audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(n)           Except as set forth in Section 3.21 of the Company Disclosure Schedule, the events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Company to, severance, termination, change in control payments or accelerated vesting under any Plan and will not result in any Tax or other liability payable by any Plan or, with respect to any Plan, by the Company or any ERISA Affiliate.

(o)           Benefits provided to participants under each Plan (other than a tax qualified plan under Code Section 401(a) or a plan established under Code Section 408(p)) are provided exclusively from Insurance Contracts or the general assets of the Company and/or its ERISA Affiliates. The value of all assets associated with each Plan funded other than through such general assets of insurance policies is readily determinable on an established market.

(p)           Except as Section 3.21 of the Company Disclosure Schedule, the Company and/or its ERISA Affiliates can terminate each Plan without further liability to the Company and/or its ERISA Affiliates. With respect to any Plan so scheduled, Company has attached to Section 3.21 of the Company Disclosure Schedule the most recent Actuarial Valuation Report which contains a true, correct and complete estimate of the Plan’s accumulated funding deficiency based upon the facts existing at the time of the valuation and professionally reasonable assumptions, where assumptions are necessary. All minimum funding payments required to amortize any such accumulated funding deficiency were timely made in the amounts required. No action or omission of the Company, any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits C&T, Merger Sub or the Company, any ERISA Affiliate or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable Law, without further liability of the Company, except for liability for accrued but unpaid participant claims.

(q)           Neither the Company nor any other ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA).

(r)            There are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company, any ERISA Affiliate to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(s)           Neither the Company nor any ERISA Affiliate has established or contributed to, is required to contribute to or has or could reasonably be expected to have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

3.22.        Insurance. Section 3.22 of the Company Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company for professional liability, errors and omissions, directors and officers liability, property, general liability, automobile liability, workers’ compensation, life insurance, fidelity, fiduciary and other customary matters (collectively, the “Insurance Policies”), correct and complete copies of which have been delivered to C&T. All of the Insurance Policies are in full force and effect. The Insurance Policies are, and all similar insurance policies maintained by the Company in the past five years were, placed with insurers that were at the time of the placement financially sound and reputable, and the Company has no knowledge that such condition has changed, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to that engaged in by the Company. The Company (i) is not in default with respect to its obligations under any of the Insurance Policies, (ii) has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied, (iii) has no current claims outstanding, and (iv) has made no claims for coverage since January 1, 2003, under any Insurance Policy.

3.23.        Affiliate Transactions. Other than pursuant to this Agreement, no officer, director, employee, Affiliate or to the Knowledge of the Company Shareholder, or any member of the immediate family of any such officer, director, employee, Affiliate or to the Knowledge of the Company Shareholder, of any of such person, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively “Insiders”), has any Contract with the Company (other than any employment arrangements with customary terms) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company (other than ownership of Outstanding Securities). None of the Insiders has, or holds a right to acquire, any direct or indirect equity interest in excess of 5% in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company transacts business of any nature. For purposes of this Section 3.23, the members of the immediate family of an officer, director, shareholder, employee or Affiliate shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director, shareholder, employee or Affiliate.

3.24.        Customers and Suppliers.

(a)           Section 3.24 of the Company Disclosure Schedule lists the ten largest customers and ten largest suppliers of the Company for the 12-month period ended March 31, 2006 and sets forth opposite the name of each such customer and supplier the approximate percentage and dollar amount of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since March 31, 2006, no customer or supplier required to be listed in Section 3.24 of the Company Disclosure Schedule has indicated that it will stop or decrease the rate of business done with the Company, except for changes in the Ordinary Course of Business.

(b)           Except as listed in Section 3.24 of the Company Disclosure Schedule, no amounts previously collected from customers are subject to set-off, counterclaim, reduction, rebate, refund or other customer right or claim that would impair the value thereof, as collected.

(c)           The Company has entered into an oral understanding with Virginia Power Energy Marketing, Inc. that waives the requirement of  Section 9.1 of its Asset Management Agreement with the Company that the Company obtain an irrevocable stand-by letter of credit by May 25, 2006. The understanding provides that the Company must pre-purchase natural gas provided by Virginia Power Energy Marketing, Inc. during June and July and defers the requirement that the Company obtain the letter of credit prior to the start of the winter heating season.

3.25.        Officers and Directors. Section 3.25 of the Company Disclosure Schedule lists all officers and directors of the Company.

3.26.        Compliance with Laws; Permits.

(a)           All activities of the Company and their respective officers, directors, agents and employees have been, and are currently being, conducted in compliance in all material respects with all applicable Laws (and including, without limitation, all energy, safety, health, zoning, environmental, antidiscrimination, antitrust, wage and hour and price and wage control laws, ordinances, orders, rules or regulations), permits, licenses, certificates, governmental requirements, orders and other similar items of any Governmental Entity to which the Company may be subject. No claims have been filed against the Company alleging a violation of any such Laws. There is no action before any Governmental Entity pending to change the zoning or building ordinances or any other Laws affecting the Real Property. The Company is not relying on any exemption from or deferral of any Law that would not be available to the Surviving Corporation after the Effective Time.

(b)           The Company has, in full force and effect, all licenses, permits, registrations, franchises, grants, authorizations, consents, approvals, orders and certificates from Governmental Entities (including Governmental Entities regulating occupational health and safety) necessary to conduct its business and owns, leases and operates its properties other than environmental permits (collectively, the “Permits”). A true, correct and complete list of all Permits is set forth in Section 3.26(b) of the Company Disclosure Schedule. The Company has conducted its business in compliance with all terms and conditions of the Permits. No suspension, revocation or cancellation of any Permit is pending, or to the Knowledge of the Company, threatened.

(c)           The Company and each of its officers and directors are in compliance with, and have complied, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (the “Sarbanes-Oxley Act”). There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. Each Company SEC Document prepared since August 14, 2003 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act, and, at the time of filing or submission of each such certification, to the Knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(d)           The Company has not (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee or other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any Law or (ii) maintained any unrecorded fund or asset of the Company for any improper purpose or made any false entries on its books and records for any reason.

(e)           Without limiting the generality of the foregoing, the Company has not violated or does not have any liability, or received a notice or charge asserting any such violation or liability, under the federal Occupational Safety and Health Act of 1970 or any other regulating or otherwise affecting employee health and safety.

3.27.        Environmental Matters.

(a)           As used in this Section 3.27, the following terms shall have the following meanings:

(i)            “Environmental Laws” means all applicable federal, state, local and foreign Laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment, occupational, health and safety or similar Laws, rules, regulations, codes, ordinances, orders, decrees directives, permits, licenses  and restrictions (including all applicable federal, state, local and foreign Laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials). “Environmental Laws” includes but is not limited to the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 261 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response of Compensation and Liability Act (42 U.S.C. § 6901 et seq.) (“CERCLA”), and similar state laws, ordinances, restrictions, licenses and regulations.

(ii)           “Hazardous Materials” means any dangerous, toxic or hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or other substance, pollutant, contaminant, chemical, or waste, as defined in or regulated by any Law relating to such substance or otherwise relating to the environment or human health or safety, including such material, that might cause any injury to human health or safety or to the environment or might subject the Company to any imposition of costs or liability under any Environmental Laws, including without limitation any asbestos or asbestos containing materials, PCBs, urea formaldehyde, radon and petroleum and petroleum by-products.

(iii)          “Current and Prior Real Property” means all real property (i) currently owned, demised by the Leases, used, managed or occupied by the Company and listed in Section 3.12 of the Company Disclosure Schedule and/or (ii) previously owned, demised by leases, used, managed or occupied by the Company. The Current and Prior Real Property previously owned or, within the last six years, demised by leases (other than leases relating to retail locations), used or occupied by the Company is listed in Section 3.27(a)(iii) of the Company Disclosure Schedule.

(b)           All of the Current and Prior Real Property owned or used by the Company has been maintained in compliance in all material respects with all federal, state and local environmental protection, occupational, health and safety or similar Laws, ordinances, restrictions, licenses and regulations, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 261 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), CERCLA (42 U.S.C. § 6901 et seq.), and similar state laws, ordinances, restrictions, licenses and regulations.

(c)           The Company has not received any written notification from any Governmental Entity with respect to current, existing violations, or past violations which are not yet fully resolved, of any Environmental Laws.

(d)           To the Knowledge of the Company, there has not been, at any location owned or used by the Company, any “Release” of any “Hazardous Substance,” in each case as defined in CERCLA (without giving effect to the exclusion of any petroleum products from the definition of Hazardous Substance).

(e)           The Company has not sent or arranged for the transportation or disposal of Hazardous Substances or wastes to a site which, pursuant to CERCLA or any similar state Law (A) has been placed or is proposed (by the Environmental Protection Agency or relevant state authority) to be placed, on the “National Priorities List” of hazardous waste sites or its state equivalent, or (B) is subject to a claim, an administrative order or other request to take “removal” or “remedial” action (in each case as defined in CERCLA) by any person.

(f)            Other than as set forth in Section 3.27 of the Company Disclosure Schedule, the Company has not used and does not use underground storage tanks located on any parcel of Current and Prior Real Property.

3.28.        Brokerage. Other than as set forth in Section 3.28 of the Company Disclosure Schedule, no broker, finder, investment banker or other third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

3.29.        Indemnification Obligations. There is no event, circumstance or other basis that could give rise to any indemnification obligation of the Company to its officers and directors under its Governing Documents or any Contract between the Company and any of its officers or directors or to any other Person under any Contract.

3.30.        Disclosure. None of the Transaction Documents, taken as a whole (a) contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement, or (b) omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to C&T or Merger Sub of which any officer or director of the

Company or is aware which has or could reasonably be expected to have a Material Adverse Effect.

3.31.        Investigation by C&T and Merger Sub. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by C&T or Merger Sub shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to C&T or Merger Sub in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that C&T or Merger Sub knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF C&T AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, with the understanding that the Company will be relying thereon in consummating the transactions contemplated hereby, C&T and Merger Sub hereby represent and warrant to the Company that:

4.01.        Incorporation and Corporate Power. C&T a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Merger Sub a corporation duly incorporated validly existing and in good standing under the Laws of the State of New York. Each of C&T and Merger Sub has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and perform its obligations hereby and thereunder.

4.02.        Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance by C&T and Merger Sub of this Agreement and the other Transaction Documents to which C&T and Merger Sub are parties, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of C&T and Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement and such other Transaction Documents by C&T or Merger Sub. Each of this Agreement and each of the other Transaction Documents to which C&T or Merger Sub is a party has been duly executed and delivered by C&T and Merger Sub and, assuming due execution by the Company, constitutes the valid and binding obligation of C&T and Merger Sub, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.03.        No Breach. The execution, delivery and performance by C&T and Merger Sub of this Agreement and the other Transaction Documents to which C&T and Merger Sub are parties and the consummation by C&T and Merger Sub of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon any assets of C&T or Merger Sub, under the provisions of (a) any material Contract by which C&T or Merger Sub is bound or affected, (b) the Governing Documents of C&T or Merger Sub, or (c) any Law to which C&T or Merger Sub is subject.

4.04.        Governmental Entities; Consents. Except as specified in Sections 5.03 and 6.01, no filing or registration with, or notification to, and no permit, authorization, consent, approval or exemption of, or other action by, any Governmental Entity or any other Person is required to be obtained, made or given by C&T or Merger Sub in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

4.05.        Litigation. There is no action pending or, to the Knowledge of C&T, threatened or reasonably expected to arise against C&T or Merger Sub seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

4.06.        Disclosure. None of the Transaction Documents, taken as a whole (a) contains any untrue statement of a material fact regarding C&T or Merger Sub or their business or any of the other matters dealt with in this Article IV relating to C&T or Merger Sub or the transactions contemplated by this Agreement, or (b) omits any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.07.        Financial Capability. Attached hereto as Exhibit 4.07 is a commitment letter dated May 4, 2006 issued to C&T by National Cooperative Services Corporation with respect to the extension of credit requested by C&T for purposes of consummating the Merger. Between the date hereof and Closing C&T reserves the right to replace the credit facility described therein with a comparable arrangement from a comparable financial institution.

4.08.        Investigation by the Company. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Company shall affect the representations and warranties of C&T or Merger Sub under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Company knew or should have known that any of the same is or might be inaccurate in any respect.

ARTICLE V.
COVENANTS OF THE COMPANY

5.01.        Conduct of the Business. The Company agrees that, from the date hereof until the Closing Date, unless otherwise expressly contemplated herein or disclosed in Section 5.01 of the Company Disclosure Schedule as of the date hereof or consented to by C&T in writing:

(a)           The business of the Company shall be conducted only in, and the Company shall not take any action except in, the Ordinary Course of Business, on an arm’s-length basis and in compliance with all applicable Laws.

(b)           The Company shall not, directly or indirectly, do or permit to occur any of the following:

(i)            issue or sell, or take any action in furtherance of the registration of the issuance and sale of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock;

(ii)           suffer or request any change in its current rates or tariffs other than as specifically referenced in Section 8.01(m);

(iii)          sell, lease, license, pledge, encumber or dispose of any of its assets or properties or subject any of such assets or properties to any Liens (other than Permitted Liens), except in the Ordinary Course of Business;

(iv)          amend or propose to amend its Governing Documents;

(v)           split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock;

(vi)          redeem, purchase or acquire or offer to acquire any shares of common stock or other securities;

(vii)         acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof;

(viii)        create any subsidiary;

(ix)           incur any indebtedness or guarantees of indebtedness for borrowed money or issue any debt securities, except the borrowing of working capital in the Ordinary Course of Business;

(x)            permit any accounts payable owed to trade creditors to remain outstanding more than forty five (45) days;

(xi)           accelerate, beyond the normal collection cycle, collection of accounts receivable;

(xii)          enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.01(b);

(xiii)         accelerate or defer the construction of improvements at any of the locations of its business;

(xiv)        accelerate or defer the purchase of fixtures, equipment, leasehold improvements, or other capital expenditures; or

(xv)         change any accounting methodology which would cause such methodology to deviate materially from industry standards, the historical methodology used by the Company.

(c)           The Company shall not, directly or indirectly:

(i)            enter into or modify any employment, severance or similar Contract with, or grant any bonuses, salary increases, severance or termination pay or other material increase in benefits to any employee, consultant, officer or director of the Company;

(ii)           hire any new employee or re-hire any former employee or replace any employee position lost (due to firing, resignation, layoff, attrition or any other reason) without C&T’s prior written consent which consent shall not be unreasonably withheld; or

(iii)          intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate at the Closing.

(d)           The Company shall not adopt or amend any bonus, profit sharing, compensation, Equity Arrangement, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any director, other than any amendment necessary to maintain favorable Tax status or comply with any applicable Law.

(e)           The Company shall not cancel or terminate any Insurance Policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies with an insurer having ratings at least as good (based upon the most recent edition of Best’s Insurance Reports) and the insurer whose policy terminated, was cancelled or lapsed.

(f)            The Company shall:

(i)            use its commercially reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers, consultants, and employees as a group and maintain satisfactory relationships with its suppliers, customers and vendors;

(ii)           use its commercially reasonable best efforts to encourage employees of the Company to remain with the Company after the Closing;

(iii)          confer periodically, at times established by agreement between the parties, with representatives of C&T to report operational matters and the general status of ongoing operations of the business of the Company (including, without limitation, provision of periodic, written reports on gas procurement);

(iv)          promptly notify C&T of (A) any emergency regarding the Company, (B) any other change in the Ordinary Course of Business or in the operation of the properties of the Company and (C) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity regarding the Company;

(v)           fulfill all commitments previously made, or made from the date of this Agreement to Closing, to Governmental Entities relating to the conduct of the Company’s business including, without limitation, commitments designated as resulting on “Potential Management Deficiencies” in Appendix A of the Joint Proposal submitted to the New York State Public Service Commission in Case Nos. 05-G-1359, 05-G-1268, 04-G-1032, and other Public Service Commission requirements regarding gas procurement actions;

(vi)

(A)          conduct a search of the real estate records of the local governmental authorities having jurisdiction over the properties listed in Section 3.12(b)(A)(viii-x) of the Company Disclosure Schedule to determine the prior owners of said properties; and
(B)           obtain from such owners, and record in the real estate records of the local governmental authorities having jurisdiction over the properties, corrective deeds to establish ownership by the Company of the properties in fee simple; and

(vii)         take all such action, as promptly as possible, as may be necessary or appropriate to effectuate the Merger.

(g)           The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.10.

(h)           The Company shall discontinue the collection of its (current) One Dollar and Fifty Cent ($1.50) market volatility adjustment (the “Market Volatility Adjustment”) on the earlier of August 31, 2006 or the month prior to the commencement of new rates as authorized in Case Number 05-G-1359 currently before the New York State Public Service Commission on motion of the Company, and shall thereafter refrain from further collection of any amounts having the characteristics of the Market Volatility Adjustment, regardless of the economic value, purpose or terminology thereof.

5.02.        Access to and Delivery of Books and Records.

(a)           Between the date hereof and the Closing Date, the Company shall afford to C&T and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and the work papers of its independent accountants, relating to work done by such accountants with respect to the Company for each of the fiscal years ended 2003, 2004 and 2005 (and prior years if requested), and otherwise provide such assistance as is reasonably requested by C&T in order that C&T may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company shall cooperate fully (including providing introductions where necessary) with C&T to enable C&T to contact upon reasonable prior notice to the Company such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company, as C&T deems reasonably necessary to complete its due diligence. C&T shall use its best efforts to allow the Company to be present (in person or by telephone in the case of telephonic contact) when C&T makes contact with the Company’s customers, prospective customers, specifying agencies, vendors or suppliers.

(b)           Between the date hereof and the Closing Date, the Company shall promptly deliver to C&T monthly unaudited, consolidating balance sheets and unaudited, consolidating statement of income and cash flows the Company, prepared in a manner consistent with prior monthly periods and reflect all adjusting entries necessary to present fairly the financial condition of the Company as of the dates thereof and results of operations for the periods referred to therein.

5.03.        Conditions; Filings; Consents. The Company shall use its commercially reasonable best efforts to (a) cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date), (b) pursuant to Section 6.01, obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (c) give any required notices to third parties and use its commercially reasonable best efforts to obtain any required third party consents (i) disclosed in the Company Disclosure Schedule or (ii) which are otherwise identified by C&T or required to consummate the transactions contemplated herein. The Company shall furnish to C&T all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company shall keep C&T apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity with respect to the transactions contemplated hereby.

5.04.        No Negotiations, Etc. The Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Competing Transaction. The Company shall promptly (and in any event within 5 days) notify C&T of (a) the receipt by the Company or any of its officers or directors of any inquiries, or proposals or requests for information concerning a Competing Transaction and the terms of any such Competing Transaction, or (b) the Company becoming aware that any such inquiries or proposals have been received by the Company’s investment bankers, financial advisors, attorneys, accountants, other representatives or shareholders. A “Competing Transaction” means any of the following (other than any transaction contemplated by this Agreement): (c) any purchase or sale of stock or other equity interests in the Company (at a volume or value in excess of the average trading volume of the Company’s common stock over the thirty-day period preceding the date of this Agreement) including without limitation in any tender offer (whether recommended by the Company’s board or not) for, or initial public offering of, any such securities, (d) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (e) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the total assets of the Company in a single transaction or a series of related transactions or (f) any agreement, or public announcement by the Company of a proposal, plan or intention, to do any of the foregoing.

5.05.        Resignation of Officers and Directors. The Company shall take commercially reasonable best efforts to cause each of the officers and directors of the Company to issue a written, signed resignation from all officer and director positions with the Company effective at the Closing, each of such resignations to include (a) a waiver and release by such officer or director of any and all rights and claims against the Company, and (b) a termination by such officer or director of any agreement related to such position between such individual and the Company that C&T requests be terminated.

5.06.        Shareholder Approval.

(a)           The Company shall, promptly after the date hereof, take all commercially reasonable action necessary in accordance with Section 903 of the NYBCL and its Certificate of Incorporation and Bylaws to obtain approval of the Merger and this Agreement by convening a meeting of the Shareholders (“Shareholder Meeting”) within ninety (90) days of the date hereof.

(b)           As part of the process for securing approval of the Company’s shareholders, a proxy statement (including the form of proxies) prepared by the Company in conformity with the requirements of the NYBCL, the Exchange Act and the rules an regulations promulgated thereunder by the Securities and Exchange Commission (“SEC”) is to be sent to the Shareholders of the Company in connection with the Shareholder Meeting (as amended, supplemented or modified, the “Company Proxy Statement”). The Company shall cause the Company Proxy Statement to comply, in all material respects, with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company agrees that, except as to information provided to it by C&T, on the date filed with the SEC and on the date first disseminated to the Shareholders, the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees promptly to correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Company Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the Shareholders, in each case as and to the extent required by applicable federal securities Laws. Prior to filing with the SEC or dissemination to the Shareholders, the Company shall afford C&T and its counsel reasonable opportunity to review and comment upon the proposed form of the Company Proxy Statement and give due consideration to any C&T comments. The Company will notify Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Company Proxy Statement or for additional information and will supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Company Proxy Statement or the Merger. Prior to responding to same, the Company shall afford C&T and its counsel reasonable opportunity to review and comment upon such correspondence and give due consideration to any C&T comments. The Company will respond promptly to any comments of the SEC and will cause the Company Proxy Statement to be mailed to the Company Shareholders at the earliest practicable time. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly inform the Buyer of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Authority, and/or mailing to the Company Shareholders, such amendment or supplement. The Company Board recommendation shall be included in the Company Proxy Statement, except that the Board of Directors of the Company may withdraw or modify in a manner adverse to Buyer such recommendation only if the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that such action is necessary in order for the directors of the Company to comply with their fiduciary duties to those Persons to whom the Board owes fiduciary duties under Applicable Laws.

(c)           The Company shall, in accordance with Section 623 of the NYBCL, provide prompt notice of the Shareholder Approval to those Shareholders who gave notice of their intent to demand payment of the fair value of the Outstanding Shares held by them in accordance with Section 623 of the NYBCL and who did not vote in favor of the Merger.

5.07.        Update Disclosure; Breaches. From and after the date of this Agreement until the Closing, the Company shall promptly notify C&T by written update to the Company Disclosure Schedule (a) if any representation or warranty made by the Company in this Agreement was when made, or has subsequently become, untrue in any respect, (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied or (c) of the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied. The delivery of any notice pursuant to this Section 5.07 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights of, or the remedies available to, C&T; provided, however, that the Company shall be entitled to update the Company Disclosure Schedule for Contracts required to be disclosed pursuant to Section 3.17 that are entered into between the date hereof and the Closing Date, to the extent such Contracts are entered into in accordance with Section 5.01, and the Company Disclosure Schedule shall be deemed to be amended by any such updates as of the Closing Date. Within thirty (30) days of the close of any month up to and including the Closing date, and as of the Closing Date, the Company shall prepare and submit to C&T a revised, unaudited, consolidating balance sheet of the Company and a revised, unaudited, consolidating statement of income and cash flows of the Company for the period from the close of the most recent fiscal year end to the date then ended which shall become, for purposes of this Agreement, the Latest Balance Sheet and (together with such Latest Balance Sheet) the Latest Financial Statement, respectively.

5.08.        Waivers. Prior to the Closing, and except with respect to the Persons listed in Section 8.01(i)(ix), the Company shall obtain a waiver of any provision of any employment or other Contract to which it is a party with respect to which a waiver was not obtained pursuant to Section 5.05 above and which, as a result of the transactions contemplated by this Agreement, gives rise to any right to receive severance or other payments upon termination of employment. with respect to the Persons listed in Section 8.01(i)(ix), the Company shall obtain a waiver of any provision of any existing agreement with the Company that would create or impose a Lien on Company assets as a result of the consummation of the Merger or the other transactions contemplated by this Agreement.

5.09.        Life Insurance Policies. Prior to the Closing, the Company shall make commercially reasonable efforts to sell all life insurance policies owned by the Company to the insured Persons thereunder for the cash surrender values of such life insurance policies, as may be required by contract or applicable law, unless some different treatment is required by contract in which case the Company shall comply with such contract, same being specifically reflected on Exhibit 5.09 hereto.

5.10.        Subsidiary Transactions. Prior to the Effective Time, the Company shall dispose of all of the assets and liabilities of its Subsidiaries and any Affiliate(s) thereof, as currently reflected on Exhibit 5.10 hereto, and any net cash proceeds after deduction for all Subsidiary/Affiliate liabilities, including without limitation taxes assessed as a result of the transaction of such disposition (along with any other cash held by such entity and reflected on the balance sheet referenced below) shall be reflected as an addition to the cash portion of the Merger Consideration pursuant to Section 2.02(e). At Closing, the Company shall (consistent with its obligations under Section 3.07(a) and subject to the representations and warranties set forth therein) provide a true, correct and complete consolidating balance sheet of the entities referenced in Exhibit 5.10 reflecting only cash as an asset, and no liabilities.

5.11.        Continued Liability Insurance Coverage. The Company agrees to use commercially reasonable efforts to extend, prior to the Closing, the coverage period for each Insurance Policy maintained by the Company for errors and omissions and directors and officers liability (the “Extended Insurance Policies”) until at least May 31, 2007.

ARTICLE VI.
COVENANTS OF C&T AND MERGER SUB

C&T and Merger Sub covenant and agree with the Company as follows:

6.01.        Regulatory Filings. As promptly as practicable after the execution of this Agreement, C&T and Merger Sub shall make or cause to be made all filings and submissions under any Laws applicable to C&T and Merger Sub for the consummation of the transactions contemplated herein, including, without limitation, submissions relating to approvals specified in Section 3.04 to the Company Disclosure Schedule. C&T and Merger Sub shall coordinate and cooperate with the Company in exchanging all information necessary in order to prepare such filings, shall not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and shall provide such reasonable assistance as the Company may request in connection with all of the foregoing.

6.02.        Conditions. C&T and Merger Sub shall use their commercially reasonable best efforts to (a) cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date) and (b) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by C&T or Merger Sub in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. C&T shall furnish to the Company all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated hereby. C&T shall keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity with respect to the transactions contemplated hereby.

6.03.        Moratorium on Trading. C & T will refrain (and will cause its officers, directors, employees, representatives, agents, attorneys and advisors to refrain) from purchasing or selling securities of the Company during the term of this Agreement and for a period of two (2) years from the termination hereof, if the Merger is not consummated.

6.04.        Provision of Information. C&T will cooperate with the Company and provide such information as the Company may be reasonably request in connection with the preparation of the Company’s proxy materials to be used in connection with solicitation of shareholder approval of this transaction.

6.05.        Update; Breaches. From and after the date of this Agreement, C&T shall promptly notify the Company in writing of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied or of the failure of C&T to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.

ARTICLE VII.
ADDITIONAL AGREEMENTS

7.01.        Company Employee Benefit Plans.

(a)           C&T reserves the right to request in writing that the Company cease contributions to and/or terminate one or more of the Plans immediately prior to the Closing.

(b)           C&T shall make available to current employees of the Company access to employee benefits on terms (in C&T’s sole and absolute discretion, and on a plan by plan basis) no less favorable than the lesser of (i) they are receiving currently under a particular Company’s Plan or (ii) as are offered currently to other employees of the C&T control group, and will provide current Company employees past service credit for vesting and eligibility purposes in such programs with respect to such employees actual service with the Company prior to the Effective Time.

(c)           The foregoing provisions of this Section 7.01 are not, and shall not be deemed to be, a representation or warranty regarding continuing the employment of any current employee of the Company after the Effective Time, nor are they in derogation of C&T’s and Surviving Corporation’s rights, consistent with their obligations under the Code and/or ERISA, to amend or terminate any Plan at any time, or from time to time.

7.02.        Tax Matters.

(a)           The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date, and the Company shall pay all Taxes with respect to such periods. All such Tax Returns shall be prepared in accordance with past practices of the Company. The Company shall permit C&T to review and comment on each such Tax Return prior to filing.

(b)           C&T shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which end after the Closing Date, and C&T shall cause the Company, at the Company’s expense, to pay all Taxes with respect to such periods.

(c)           After the Closing Date, C&T or an appropriate Affiliate, to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Returns of the Company for all Tax periods.

(d)           The Company and C&T shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.02 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(e)           C&T or an appropriate Affiliate shall have the right to participate in any Tax proceeding related to pre-Closing tax year of the Company which may have the effect of increasing C&T’s or the Company’s Tax liability for any Tax period ending after the Closing.

(f)            C&T and the Company further agree, upon request from the other party, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)           Without the prior written consent (which shall not be unreasonably withheld) of C&T, the Company shall not make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, C&T or any Affiliate of C&T.

(h)           All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.01.        Conditions to the Obligations of C&T and Merger Sub. The obligation of C&T and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of C&T and Merger Sub (it being understood that no such waiver shall waive any rights or remedies otherwise available to C&T or Merger Sub), of the following conditions on or before the Closing Date:

(a)           The representations and warranties set forth in Article III hereof (the “Company Representations”) which are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date, and the Company Representations which are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date. In determining the accuracy of Company Representations for purposes of this Section 8.01(a), any disclosure made pursuant to Section 5.07, and any discovery of information by C&T or Merger Sub from the date of this Agreement until Closing, shall be disregarded if C&T has provided the Company written notice within twenty (20) days of receipt of such knowledge or updated disclosure that C&T deems the new information to constitute a Material Adverse Effect;

(b)           The Company shall have performed or complied with in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)           The Company shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any Lien on any of the assets of the Company pursuant to the provisions of, any Contract required to be disclosed in the Company Disclosure Schedule, and no Governmental Entity shall have indicated its opposition to the transactions contemplated hereby or that it does not intend to accredit the Surviving Corporation;

(d)           All consents, approvals or exemptions of, or other action by, and all notices, declarations, filings and registration with, Governmental Entities required or advisable for the consummation of the transactions contemplated herein or for C&T’s attainment of its anticipated economic benefits thereof (including, without limitation, approvals specified in Section 3.04 to the Company Disclosure Schedule), shall have been obtained and made in form and manner reasonably acceptable to both parties hereto, and made, free of any term, condition, restriction, imposed liability or other provision that would, or would reasonably be expected to, require any (i) additional financial outlay or reduction in anticipated revenues by the Company, Surviving Corporation or C&T or (ii) material commitment of non-financial resources to accomplish or satisfy same;

(e)           There shall not be threatened, instituted or pending any order, action or proceeding, before any Governmental Entity (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) imposing or seeking to impose material limitations on the ability of C&T or any of its Affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Company, (iii) seeking to prohibit direct or indirect ownership or operation by C&T or any of its Affiliates of all or any portion of the business or assets of the Company, or to compel C&T or any of its Affiliates or the Company to dispose of or to hold separately all or a material portion of the business or assets of C&T and its Affiliates or of the Company, as a result of the transactions contemplated hereby, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(f)            The Company shall have obtained  approval of the Merger and this Agreement from its Shareholders, as may be required by Section 903 of the NYBCL and its Certificate of Incorporation and bylaws;

(g)           There shall not be any action taken, or any Law enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(e);

(h)           Since the date hereof, no fact, event, occurrence or circumstance shall have occurred that, individually or in aggregate, with or without the passage of time, has had or could reasonably be expected to have, a Material Adverse Effect, other than a change in general economic or industry conditions not specific to the Company;

(i)            On the Closing Date, the Company shall have delivered to C&T all of the following:

(i)            certificates of the appropriate officers of the Company or other Persons satisfactory to C&T, dated the Closing Date, stating that the conditions precedent set forth in Sections 8.01(a) and (b) have been satisfied;

(ii)           copies of the third party and Governmental Entity consents and approvals referred to in Sections 8.01(c) and (d) above;

(iii)          all corporate books and records, including the minute books, stock ledgers and transfer records, the corporate seal and other materials related to the corporate administration of the Company;

(iv)          an executed resignation (effective as of the Closing Date) from each of the officers and directors of the Company from whom a resignation is required to be obtained pursuant to Section 5.05 above, which resignation shall include (A) a waiver and release by such officer or director of any and all claims against the Company, and (B) a termination by such officer or director of any agreement related to such position between such individual and the Company that C&T requests be terminated;

(v)           copies of (A) the Certificate of Incorporation, or similar governing document of the Company, certified by the Secretary of State of the State of New York, and (B) Certificates of Good Standing from the Secretary of State of the State of New York;

(vi)          a copy of each of (A) the text of the resolutions adopted by the board of directors of the Company and the Shareholders authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby and (B) the bylaws of the Company, along with certificates, dated as of the Closing Date, executed on behalf of the Company by the corporate secretary of the Company certifying to C&T (C) that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, (D) that such resolutions and bylaws were duly adopted and have not been amended or rescinded, and (E) as to the incumbency and authority of the officer(s) of the Company who executed this Agreement and the other Transaction Documents;

(vii)         an executed waiver from each of the individuals from whom the Company was required to obtain a waiver pursuant to Section 5.08;

(viii)        evidence reasonably satisfactory to C&T that the covenant set forth in Section 5.10 has been satisfied;

(ix)           written resignations (as employees) of the following officers of the Company: Thomas K. Barry and Kenneth J. Robinson;

(x)            the written agreement of Barry terminating his “employment and consulting” Contract with the Company dated September 18, 1984;

(xi)           recorded originals of the corrective deeds referenced in Section 501(f)(vi);

(xii)          in  the event of the amendment to existing compensation arrangements referenced in Section 2.02(e)(ii), an opinion of Rich May, or other reputable federal income tax counsel to the Company reasonably acceptable to C&T, that the favorable excise tax treatment and financial result to the Company referenced in Section 2.02(e)(ii) and resulting from the amendments referenced in Section 8.01(r) has been obtained; and

(xiii)         such other certificates, documents and instruments as C&T may reasonably request related to the transactions contemplated hereby.

(j)            The Company shall not have or agree to any consent actions or orders without C&T’s prior written consent, which consent shall not be unreasonably withheld.

(k)           The Company shall have made commercially reasonable best efforts to obtained the Extended Insurance Policies;

(l)            C&T shall have obtained a Phase I environmental audit report from an environmental consulting firm reasonably acceptable to the Company on the Company’s Real Property indicating the existence of no material contamination on, or breach of any Environmental Laws with respect to, the ownership or lease and operation of such properties;

(m)          The New York State Public Service Commission shall have issued a final order in Case Nos. 05-G-1359, 05-G-1268, 04-G-1032  heretofore filed by Company (and requesting certain rate relief) granting Company rate relief no less than as specified in the Gas Rates Joint Proposal (March 15, 2006) and Amendment to Gas Rates Joint Proposal (April 14, 2006) heretofore filed in said cases, without any additional contingencies, requirements or stipulations whatsoever other than such as would require no (i) additional financial outlay or reduction in anticipated revenues by Company, Surviving Corporation or C&T and (ii) no material commitment of non-financial resources to accomplish or satisfy same. Notwithstanding the foregoing, any final order that satisfies the request by Multiple Intervenors dated April 21, 2006 for return of deferred additional revenues in equal monthly increments amortized over no less than twelve (12) months beginning on January 1, 2007, is deemed to satisfy conditions (i) and (ii), above;

(n)           The Company shall have terminated the dispute currently pending between it and Columbia Gas Transmission (“CGT”) for an alleged gas imbalance of —6,660 dth by either obtaining CGT’s waiver of its claim or by delivering to CGT gas and/or funds to satisfy CGT’s claims and obtaining a release of same.

(o)           The Company shall have successfully negotiated the renewal of its franchise Contracts with the cities of Addison and Corning and its transportation Contract with Fortuna on terms reasonably acceptable to C&T or have reported such progress in finalizing such renewals that C&T, in exercise of its sole and absolute discretion, is willing to proceed with this transaction;

(p)           Barry and Robinson each shall have assigned their respective rights to receive the cash value on the Company’s keyman life insurance policies in their names, which policies are identified in Schedule 8.01(p) hereto, and are hereinafter referred to as the “Keyman Policies.” Such assignment shall vest ownership of such Keyman Policies in the Surviving Corporation with the Keyman Policies’ beneficiaries being designated permanently as the heirs of Barry and Robinson, respectively;

(q)           Barry and Robinson shall have agreed to a non-competition restriction for three (3) years after Closing. Violation of their obligations thereunder shall result in the loss of rights of Barry, or Robinson, and their respective heirs under the Keyman Policies;

(r)            Barry and Robinson shall have amended their severance agreements with the Company prior to the date of this Agreement to (i) extend the requisite payment date thereunder for a period no less than thirty (30) days from the Effective Time and (ii) in the event of the amendment to existing compensation arrangements referenced in Section 2.02(e)(ii), produce the favorable excise tax treatment and financial result to the Company referenced in Section 2.02(e)(ii);

(s)           The Company shall have received a “compliance statement” from the Internal Revenue Service pursuant to its “voluntary compliance program” indicating final resolution of the document defect referenced in Section 3.21(i) of the Company Disclosure Schedule with no further liability to the affected Plan or the Company.

8.02.        Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of the Company (it being understood that no such waiver shall waive any rights or remedies otherwise available to the Company), of the following conditions on or before the Closing Date:

(a)           The representations and warranties set forth in Article III hereof (the “Buyer Representations”) which are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date, and the Buyer Representations which are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date (it being understood that, in determining the accuracy of such representations and warranties for purposes of this Section 8.02(a), any discovery of information by the Company shall be disregarded);

(b)           C&T and Merger Sub shall have performed or complied with in all material respects of all the covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing;

(c)           There shall not be threatened, instituted or pending any order, action or proceeding, before any Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other Transaction Documents or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(d)           The Company shall have obtained  approval of the Merger and this Agreement from its Shareholders, as may be required by Section 903 of the NYBCL and its Certificate of Incorporation and bylaws (and in this connection the Company shall have obtained a satisfactory “fairness opinion”);

(e)           There shall not be any action taken, or any Law enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(c);

(f)            On the Closing Date, C&T shall have delivered to the Company:

(i)            a certificate of the appropriate officer of each of C&T and Merger Sub, dated the Closing Date, stating that the conditions precedent set forth in Sections 8.02(a) and (b) have been satisfied;

(ii)           a copy of the text of the resolutions adopted by the board of directors of each of C&T and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of all of the transactions contemplated hereby and thereby, along with certificates, dated as of the Closing Date, executed on behalf of C&T and Merger Sub by the corporate secretary or assistant secretary of C&T and Merger Sub certifying to the Company (A) that such copies are true, correct and complete copies of such resolutions, respectively, (B) that such resolutions were duly adopted and have not been amended or rescinded and (C) as to the incumbency and authority of the officer(s) of C&T and Merger Sub who executed this Agreement and the Transaction Documents; and

(iii)          such other certificates, documents and instruments as the Company may reasonably request related to the transactions contemplated hereby.

(g)           At the Effective Time, C&T shall have delivered the Merger Consideration to the Paying Agent pursuant to the terms of Section 2.03(a).

ARTICLE IX.
TERMINATION

9.01.        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual consent of C&T and the Company;

(b)           by C&T, upon written notice to the Company, if a Competing Transaction has commenced (whether as a result of a breach of Section 5.04 or otherwise, but other than as relating to the Merger) but replacing (solely for purposes of this Section 9.01(b)) in the definition of same as it relates to any purchase or sale of stock or other equity interests in the Company the phrase “(at a volume or value in excess of the average trading volume of the Company’s common stock over the thirty-day period preceding the date of this Agreement)” with the phrase “(at an aggregate volume of 10% or more of the stock or other equity interests in the Company over a thirty-day period by a single entity or affiliated group)”;

(c)           by C&T upon written notice to the Company if (A) as of any date prior to the Closing Date, the condition to Closing set forth in Section 8.01(a) shall not have been satisfied (it being understood that, for purposes of this Section 9.01(c)(A), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the condition contained in Section 8.01(a) has been satisfied), (B) the Shareholder approval referenced in Section 8.01(f) is not obtained or (C) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement;

(d)           by the Company upon written notice to C&T if (A) as of any date prior to the Closing Date, the condition to Closing set forth in Section 8.02(a) shall not have been satisfied (it being understood that, for purposes of this Section 9.01(d)(A), such date prior to the Closing Date shall be substituted for the Closing Date in determining whether the condition contained in Section 8.02(a) has been satisfied), or (B) C&T or Merger Sub shall have breached or failed to perform in any material respect any of its respective covenants or other agreements contained in this Agreement;

(e)           by either C&T or the Company if the transactions contemplated hereby have not been consummated by six (6) months from date of signing; provided, however, that neither C&T nor the Company shall be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such party’s or parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(f)    by C&T if, after the date hereof, there has been a fact, event, or circumstance that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect; or

(g)           by C&T if dissenters’ rights shall have been asserted by Shareholders in the aggregate representing more than 10% of the Outstanding Shares.

9.02.        Effect of Termination.

(a)   The termination of this Agreement pursuant to the terms of Section 9.01 hereof shall become effective upon delivery to the other parties of written notice thereof. In the event this Agreement is terminated by either C&T or the Company as provided in Section 9.01, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of C&T, Merger Sub, the Company, or their respective shareholders, officers, directors or agents, except that Sections 6.03, 9.02, 9.03, 12.01, 12.02, 12.10 and 12.14 shall survive indefinitely, and except as set forth in this Section 9.02.

(b)           With respect to any termination of this Agreement pursuant to Section 9.01(c) or (d) or the fraudulent or willful misconduct or intentional misrepresentation of any party hereto, any and all remedies available to the other party or parties either in law or equity (including specific performance) shall be preserved and survive the termination of this Agreement, and if such party was engaging in fraudulent or willful misconduct or intentional misrepresentation, it shall reimburse the other party or parties for the aggregate fees and expenses of or payable by such party in connection with the Merger, including, without limitation, the fees and expenses of such party’s legal counsel, financial advisors, accountants and auditors and any other advisors engaged by such party in connection with the Merger (collectively, “Expenses”).

(c)           If all conditions to the obligations of a party or parties at the Closing have been satisfied (or waived by the party or parties entitled to waive such conditions), and the first party or parties do not proceed with the Closing, all remedies available to the other party or parties, either at law or in equity, on account of such failure to close, including the right to pursue specific performance or a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

9.03.        Termination Fee. Notwithstanding any provision hereof to the contrary, and in addition to any other remedies available hereunder:

(a)           To induce C&T to incur the costs and expenses relating to its due diligence investigation and related negotiation of the Merger, the Company agrees that if this Agreement terminates as the result of a Competing Transaction (with the definitional changes described in Section 9.01(b) effective for all purposes of this Section 9.03(a)) and within twelve (12) months of such termination enters into a definitive agreement relating to such Competing Transaction (and such Competing transaction is subsequently consummated), or if the Company otherwise discontinues activities required of it to produce consummation of the Merger and within twelve (12) months of such discontinuation enters into a definitive agreement relating to a Competing Transaction (and such Competing transaction is subsequently consummated), Company shall pay C&T as a termination fee and not as a penalty, the lesser of Two Hundred Fifty Thousand Dollars ($250,000) or C&T’s documented, third-party costs relating to its due diligence investigation and related negotiation of the Merger.

(b)  To induce the Company to incur the costs and expenses relating to its negotiation of the Merger, C&T agrees that if C&T discontinues activities required of it to produce consummation of the Merger for any reason other than if any of the events or conditions described in Section 9.01 occur or exist, C&T shall pay to the Company as a termination fee and not as a penalty, the lesser of Two Hundred Fifty Thousand Dollars ($250,000) or the Company’s documented, third-party costs relating to negotiation of the Merger.

ARTICLE X.
SURVIVAL; INDEMNIFICATION

10.01.      Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of C&T or the results of any such investigation and notwithstanding the participation of C&T in the Closing, the representations and warranties contained in Article III hereof, and the indemnification obligation of Barry and Robinson with respect thereto, shall survive the Closing for a period of three (3) years following the Effective Time, subject to the terms and conditions of this Article X. Notwithstanding the preceding sentence, the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.05, 3.06, 3.12(a), 3.12(l) and 3.18(b), shall survive the Closing indefinitely, and the representations and warranties contained in Sections 3.16, 3.21, 3.26 and 3.28, shall survive the Closing for a period of six (6) months after the expiration of all statutes of limitations governing the respective matters set forth therein. Notwithstanding the foregoing, any representation or warranty, and the indemnification obligations with respect thereto, that would otherwise terminate in accordance with this Section 10.01 shall continue to survive, if notice of a claim shall have been timely given under Section 10.03 on or prior to such termination date, until such claim has been satisfied or otherwise resolved as provided in this Article X.

10.02.      Indemnification. Subject to the terms and conditions of this Article X, from and after the Effective Time, Barry and Robinson shall jointly and severally indemnify C&T, the Merger Sub, the Surviving Corporation (subsequent to the Closing), and each of their respective Affiliates, officers, directors, employees, agents and shareholders (collectively, the “C&T Indemnified Parties”) and hold them harmless against any claim, loss, liability, deficiency, damage, amount paid in settlement, expense or cost (including, without limitation, reasonable costs of investigation, defense and legal fees and expenses) (collectively, “Losses”), without giving effect to any written update to the Company Disclosure Schedule required by Section 5.07, whether or not actually incurred or paid prior to the expiration of the indemnification obligation of Barry and Robinson hereby, which the C&T Indemnified Parties may suffer, sustain or become subject to, as a result of any the following:

(a)           any misrepresentation in any of the representations or any breach of the warranties of the Company and Barry and Robinson contained in Article III of this Agreement, the Company Disclosure Schedule or any closing certificate delivered by the Company pursuant to this Agreement; and

(b)           any Claims or threatened Claims against C&T or the Surviving Corporation arising directly from the actions or inactions of the Company or the officers, directors, employees or agents of the Company with respect to the business of the Company or the Real Property prior to the Closing.

The indemnification obligations of Barry and Robinson shall only arise in the event that any such misrepresentation or Claim or threatened claim is finally determined (with no right of appeal) by a court of competent jurisdiction to have been the subject of fraud by Barry and/or Robinson which determination shall have occurred within the three (3) year period following execution of this Agreement. Anything in Article X to the contrary notwithstanding, C&T and the Surviving Corporation shall jointly and severally reimburse Barry and/or Robinson for all reasonable costs of litigation incurred by Barry and/or Robinson (and as submitted in a written itemization of same to C&T) as a result of any Claim not finally determined (with no right of appeal) by a court of competent jurisdiction to have been the subject of fraud by Barry and/or Robinson which determination shall have occurred within the three (3) year period following execution of this Agreement, within thirty (30) days of the date such Claim discontinues, expires or is finally adjudicated.

10.03.      Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a C&T Indemnified Party, the “Notifying Party” shall refer to and party hereto whose Indemnified Parties are entitled to indemnification hereby, and the “Indemnifying Party” shall refer to Barry from and after the Effective Time.

(a)           In the event that any Indemnified Party is made a defendant in or party to any action or proceeding (including, without limitation, any audit, action or proceeding relating to Taxes), judicial or administrative, instituted by any third party for which the liability or the costs or expenses are Losses (any such third party action or proceeding being referred to as a “Claim”), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless, and only to the extent that, such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim, provided that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within fifteen (15) business days after the Notifying Party’s notice of such Claim (but, in any event, at least five business days prior to the date that an answer to such Claim is due to be filed). Reputable attorneys reasonably acceptable to the Indemnified Party employed by the Indemnifying Party shall conduct such contest and defense. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties with respect to a Claim, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if (x) a Claim seeks relief other than the payment of monetary damages, (y) the subject matter of a Claim relates to the ongoing business of the Indemnified Party, which Claim, if decided against the Indemnified Party, would adversely affect the ongoing business or reputation of the Indemnified Party or (z) the Indemnified Party would not be fully indemnified with respect to such Claim, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Party does not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)           In the event any Indemnified Party has a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim and an estimate of the amount of the applicable Loss (if reasonably practicable) to the Indemnifying Party prior to the expiration of the applicable survival period. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the amount shall be paid in accordance with the terms and conditions of this Article X. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least 30 days, and if such dispute is not resolved through such negotiation prior to the expiration of such period, such dispute may be resolved in accordance with Section 12.14.

10.04.      Limitations on Indemnification.

(a)           Neither Barry nor Robinson shall be liable to any of the C&T Indemnified Parties in respect of any claim for indemnification pursuant to Section 10.02(a) made hereby until the aggregate amount of Losses for which all C&T Indemnified Parties otherwise would be entitled to indemnification under this Article X exceeds $50,000 (the “Basket”), in which case Barry and Robinson shall be liable to the C&T Indemnified

Parties hereby for the aggregate amount of all such Losses up to the cap described below (and not just the Losses in excess of the Basket).

(b)           Except as specified in Section 10.04(c), Barry and/or Robinson, as the case may be, shall pay any indemnification liability to the C&T Indemnified Parties, or any of them, under this Article X solely by means of the Surviving Corporation’s offset, against amounts otherwise payable by the Surviving Corporation to Barry and/or Robinson, as the case may be, from and after the Effective Time within thirty (30) days of the Closing against the change of control severance payment due to Barry and/or Robinson, as the case may be, and thereafter until the earlier of: (i) three (3) years after the date hereof or (ii) the death of Barry and/or Robinson, as the case may be, against the cash value of the Keyman Policies for Barry and/or Robinson, as the case may be. Such time described in (i) and (ii) of the preceding sentence shall be referred to as the “Indemnification Termination Date” with respect to tie specific source of payment. After the Indemnification Termination Date referenced in (ii), the indemnification obligations of Barry and/or Robinson, as the case may be, hereunder shall cease.

(c)           The indemnification obligations of Barry and Robinson under this Section 10.04 shall only apply in the event that the Losses to be indemnified arise or result directly from the fraudulent misconduct or fraudulent misrepresentation of Barry and/or Robinson, as the case may be, as determined by a court of competent jurisdiction, which decision is not subject to appeal. For purposes of this Section 10.04(c), the concept of “fraud” or “fraudulent” is identical to the concept of “employment of manipulative and deceptive devices” as outlined in Rule 10b-5 of the Exchange Act and the “federal common law” developed by the federal courts pursuant thereto. Additionally, for purposes of producing the “decision” referenced above by the Indemnification Termination Date, all parties agree to expedite any related litigation, including without limitation to: (i) waive their right(s) to jury trial; (ii) limit discovery to that actually obtained within six (6) months of filing of the complaint instituting the litigation; and (iii) refrain from requesting any extensions or continuances.

10.05.      Remedies. Prior to the Closing, the parties shall have available to them all remedies available under Law, including specific performance and other equitable remedies; it being understood that if this Agreement is terminated prior to the Closing, the sole remedies of the parties hereto shall be as set forth in Article IX. After the Closing, the sole and exclusive remedies of the parties hereto with respect to this Agreement shall be as provided for in this Article X, except with respect to a claim brought on the basis of fraudulent or willful misconduct or intentional misrepresentation.

ARTICLE XI.
DEFINITIONS

When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated:

Term	Section	Page
Affiliate	3.10(d)	15
Agreement	Preamble	1
Annual Financial Statements	3.07(a)	12
Barry	ARTICLE III	8
Basket	10.04(a)	59
Buyer Representations	8.02(a)	54
CGT	8.01(n)	53
C&T	Preamble	1
C&T Indemnified Parties	10.02	57
CERCLA	3.27(a)(i)	36
Claim	10.03(a)	58
Closing	1.02(a)	2
Closing Date	1.02(a)	2
Code	2.05	8
Common Stock	3.06(a)	11
Company	Preamble	1
Company Disclosure Schedule	ARTICLE III	8
Company Intellectual Property	3.18(a)	26
Company Proxy Statement	5.06(b)	44
Company Representations	8.01(a)	49
Company SEC Documents	3.07(c)	13
Competing Transaction	5.04	43
Confidential Information	12.01(b)	63
Contract	3.17(a)	23
Control	3.10(d)	15
Current and Prior Real Property	3.27(a)(iii)	36
Databases	3.18(f)	27
Dissenting Shares	2.04(a)	7
DOL	3.20(d)	29
Domain Names	3.18(c)	26
Effective Time	1.02(b)	2
Employees	3.21(a)	30
Environmental Laws	3.27(a)(i)	36
Equity Arrangements	3.10(k)	16
ERISA	3.21(a)	31
ERISA Affiliates	3.21(a)	31
Exchange Act	3.03	10
Exchange Fund	2.03(a)	5
Expenses	9.02(b)	56
Extended Insurance Policies	5.11	46
GAAP	3.07(a)	12
Governing Documents	3.01	9
Governmental Entity	3.04	10
Hazardous Materials	3.27(a)(ii)	36

Term	Section	Page
Indemnification Termination Date	10.04(b)	60
Indemnified Party	10.03	58
Indemnifying Party	10.03	58
Insiders	3.23	34
Insurance Policies	3.22	34
Internal Use Software	3.18(e)	27
IRS	3.16(g)	21
Keyman Policies	8.01(p)	53
Knowledge	3.12(i)	18
Latest Balance Sheet	3.07(a)	12
Latest Financial Statements	3.07(a)	12
Laws	3.03	9
Leases	3.12(b)	17
Letter of Transmittal	2.03(c)	6
Lien	3.03	9
Losses	10.02	57
Material Adverse Effect	3.09	14
Market Volatility Adjustment	5.01(h)	42
Merger	Preamble	1
Merger Consideration	2.02(a)	3
Merger Documents	1.02(b)	2
Merger Sub	Preamble	1
Merger Sub Common Stock	2.01(c)	3
Notifying Party	10.03	58
NYBCL	Preamble	1
Ordinary Course of Business	3.08	13
Outstanding Shares	Preamble	1
Paying Agent	2.03(a)	5
PBCL	Preamble	1
Permits	3.26(b)	35
Permitted Liens	3.10(b)	14
Person	3.03	9
Personal Property	3.12(a)	16
Plan	3.21(a)	30
Real Property	3.12(b)	17
Registered Intellectual Property	3.18(b)	26
Representatives	12.01(b)	63
Returns	3.16(a)	20
Robinson	ARTICLE III	8
Sarbanes-Oxley Act	3.26(c)	35
SEC	5.06(b)	44
Securities Act	3.06(c)(iv)	12
Shareholder List	2.03(b)	5
Shareholder Meeting	5.06(a)	44

Term	Section	Page
Shareholders	2.03(b)	5
Subsidiary	3.05	10
Surviving Corporation	1.01	1
Surviving Corporation Common Stock	2.01(c)	3
Tax	3.16(o)	22
Tax Affiliate	3.16(a)	20
Tax Affiliates	3.16(a)	20
Taxes	3.16(o)	22
Third Party Intellectual Property	3.18(h)	27
Transaction Documents	3.01	9

ARTICLE XII.
MISCELLANEOUS

12.01.      Press Releases and Announcements; Confidentiality and Non-Solicitation.

(a)           Except as otherwise required by applicable Laws or stock exchange rules, and except with respect to C&T and the Company following the Closing, C&T, Merger Sub and the Company will not, and will not permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including, without limitation, any tombstone advertisements, with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. C&T, Merger Sub and the Company shall cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and shall furnish the other with drafts of any such releases and announcements as far in advance as possible.

(b)           Because both C&T and the Company anticipate sharing non-public, confidential or proprietary information in the course of negotiating the Merger, each of them agrees that it will not disclose, and will cause its officers, directors, employees, representatives, agents, attorneys and advisors (collectively, “Representatives,” all of whom shall have previously agreed to be bound by the confidentiality terms of this agreement) not to disclose, any such non-public, confidential and proprietary information, together with analyses, compilations, studies, or other documents prepared therefrom, whether such information is provided in written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium (the “Confidential Information”), of the other party. Neither party will use (and will cause its Representatives not to use) Confidential Information of the other party for any commercial or competitive purpose whatsoever other than in connection with the evaluation of the proposed Merger. If the Merger is not consummated for any reason, each party will hold in confidence and will not use in any manner, any Confidential Information of the other unless such information is or subsequently becomes publicly available without the breach of any obligation owed to supplying party or is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process. Upon request, if the Merger is not consummated, Confidential Information (except for that portion of the Confidential Information that consists of analyses, compilations, studies, or other documents prepared by the Representatives, which portion of the Confidential Information will be destroyed) will be returned to the supplying party or destroyed. Such destruction will be confirmed in writing to the supplying party upon request.  The retaining party will utilize its best efforts to maintain reasonable security to safeguard the Confidential Information, and will promptly notify the supplying party upon discovery of any unauthorized access to the Confidential Information. The term “Confidential Information” does not Include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the recipient party or its Representatives, (ii) is or becomes available to the recipient party or its Representatives on a non-confidential basis from a source other than the supplying party which is not known by the recipient party to be bound by a confidentiality agreement with supplying party, or (iii) is independently developed by the recipient party. In the event that a recipient party becomes legally compelled to disclose any of the Confidential Information of the other party, it will provide the other party with prompt notice thereof so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the recipient party will furnish only that portion of the Confidential Information which is legally required to be furnished. Each party acknowledges and agrees that the other party and its Representatives are not making any representation or warranty as to the accuracy or completeness of the Confidential Information, except as may be made in a definitive purchase agreement between the parties.

(c)           Each of C&T and the Company agrees that for a period of three (3) years from the termination of this Agreement without the Merger having occurred, it will not solicit any of the employees of the other party with regard to employment; provided that this provision shall not prohibit the hiring of an employee who initiates contact solely in response to a general published solicitation or on his or her own volition.

12.02.      Expenses. Each party shall bear all of its own expenses in connection with the negotiation and consummation of the Merger.

12.03.      Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

12.04.      Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

12.05.      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile, telecopy or other electronic transmission device; provided, however, that if receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day, (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery or (d) three days after being sent by registered or certified mail. Notices, demands and communications to C&T, Merger Sub and the Company shall, unless another address is specified in writing, be sent to the address indicated below:

Notices to C&T and Merger Sub:	C&T Enterprises, Inc. Attention: Mr. Robert Toombs, CEO 33 Austin Street Wellsboro, PA 16901 Phone: (570) 724-9466 Facsimile No.: (570) 724-3996

with copies to:	Michael G. Jarman McNees Wallace & Nurick LLC 100 Pine Street, P.O. Box 1166 Harrisburg, Pennsylvania 17108-1166 Phone: (717) 232-8000 Facsimile No.: (717) 237-530

Notices to the Company:	Corning Natural Gas Corporation. Attention: Thomas K. Barry, President 330 West William Street Corning, N.Y. 14830 Phone: (607) 936-3755 Facsimile No.: (607) 962-2844

with copies to:	Eric J. Krathwohl, Esq. Rich May, a Professional Corporation 176 Federal Street Boston, MA 02110-2223 Phone: (617) 556-3857 Facsimile No.(617) 556-3890

12.06.      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereby may be assigned by either party hereto without the prior written consent of the other party hereto.

12.07.      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.08.      Complete Agreement. This Agreement and the other Transaction Documents contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain letter of intent between C&T and the Company dated February 14, 2006 and that certain Confidentiality, Exclusivity and Access Agreement intent between C&T and the Company dated February 14, 2006.

12.09.      Counterparts. This Agreement may be executed via facsimile in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.10.      Governing Law. The internal law, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.11.      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.12.      Construction of Terms. Whenever used in this Agreement, a singular number shall include the plural and a plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting of financial matters, unless otherwise provided for herein, shall be computed in accordance with, GAAP, consistently applied in accordance with the historical practices of the Company and C&T, as the case may be, insofar as such practices are in accordance with GAAP. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

12.13.      No Strict Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.14.      Consent to Jurisdiction; Waiver of Jury Trial. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the              District of New York, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts. The parties waive the right to trial by jury with respect to any claims hereby. The parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties at their addresses referred to in Section 12.05. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

C&T ENTERPRISES, INC.

/s/ Alfred S. Calkins	By:	/s/ Robert O. Toombs
/s/ Thomas J. Elliott	Its:	President & CEO

C&T ACQUISITION, INC.

	By:	/s/ Robert O. Toombs
	Its:	President & CEO

CORNING NATURAL GAS CORPORATION

	By:	/s/ Thomas K. Barry
	Its:	President & CEO

Limited Joinder.  The undersigned, Barry, hereby joins the foregoing Merger Agreement for the limited purpose of agreeing to be bound by the provisions of Articles III and X therein, and Section 8.01(i)(ix), (p), (q) and (r) thereof, and in connection with said limited joinder, makes the following additional representations and warranties to C&T and Merger Sub, as a material inducement to C&T and Merger Sub to enter into this Agreement, with the understanding that

C&T and Merger Sub will be relying thereon in consummating the transactions contemplated hereby:

(a)           Barry is, as of the date of this Agreement, the President of the Company and an owner, of record and beneficially, of  [           ] shares of common stock of the Company and is executing this limited joinder to this Agreement in consideration of the substantial financial and other benefits that would accrue to him personally from a successful consummation of the Merger.

(b)           Barry is an adult individual of legal age and full capacity, has the full power and authority to execute and perform those portions of this Agreement to which he joins in accordance with their terms.

(c)           Those portions of this Agreement to which he joins Agreement constitute a legal, valid and binding obligation of Barry enforceable against Barry in accordance with their terms.

(d)           Neither the execution of this limited joinder by Barry, nor the performance by Barry of his obligations pursuant thereto, will conflict with or constitute a default under any agreement or commitment that that is binding upon Barry.

WITNESS:

/s/ Kenneth J. Robinson	/s/ Thomas K. Barry
Thomas K. Barry

Limited Joinder.  The undersigned, K. James Robinson (“Robinson”), hereby joins the foregoing Merger Agreement for the limited purpose of agreeing to be bound by the provisions of Articles III and X therein, and Section 8.01(i)(ix), (p), (q) and (r) thereof, and in connection with said limited joinder, makes the following additional representations and warranties to C&T and Merger Sub, as a material inducement to C&T and Merger Sub to enter into this Agreement, with the understanding that C&T and Merger Sub will be relying thereon in consummating the transactions contemplated hereby:

(a)           Robinson is, as of the date of this Agreement, the Executive Vice President of the Company and an owner, of record and beneficially, of 5,120 shares of common stock of the Company and is executing this limited joinder to this Agreement in consideration of the substantial financial and other benefits that would accrue to him personally from a successful consummation of the Merger.

(b)           Robinson is an adult individual of legal age and full capacity, has the full power and authority to execute and perform those portions of this Agreement to which he joins in accordance with their terms.

(c)           Those portions of this Agreement to which he joins Agreement constitute a legal, valid and binding obligation of Robinson enforceable against Robinson in accordance with their terms.

(d)           Neither the execution of this limited joinder by Robinson, nor the performance by Robinson of his obligations pursuant thereto, will conflict with or constitute a default under any agreement or commitment that that is binding upon Robinson.

WITNESS:

/s/ Thomas K. Barry	/s/ Kenneth J. Robinson
K. James Robinson